     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1997


                                                      REGISTRATION NO. 333-11979
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                                AMENDMENT NO. 4

                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                JENNA LANE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                  2345                                 22-3351399
    (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                           1407 BROADWAY, SUITE 1801
                            NEW YORK, NEW YORK 10018
                                 (212) 704-0002
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           MITCHELL DOBIES, PRESIDENT
                                JENNA LANE, INC.
                           1407 BROADWAY, SUITE 1801
                            NEW YORK, NEW YORK 10018
                                 (212) 704-0002
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                   DAVID N. FELDMAN, ESQ.                                    STANLEY R. GOLDSTEIN, ESQ.
              LAW OFFICES OF DAVID N. FELDMAN                                 BRIAN C. DAUGHNEY, ESQ.
               555 MADISON AVENUE, 23RD FLOOR                               GOLDSTEIN & DIGIOIA, L.L.P.
                  NEW YORK, NEW YORK 10022                                      369 LEXINGTON AVENUE
                 TELEPHONE: (212) 317-0111                                    NEW YORK, NEW YORK 10017
                 FACSIMILE: (212) 317-0310                                   TELEPHONE: (212) 599-3322
                                                                             FACSIMILE: (212) 557-0295

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                         AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
SECURITIES TO BE REGISTERED                     REGISTERED           PER UNIT(1)        OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Units(2)..................................        690,000              $10.125             $ 6,986,250              $2,409
----------------------------------------------------------------------------------------------------------------------------------
  -- 2 shares of Common Stock.............
----------------------------------------------------------------------------------------------------------------------------------
  -- 1 Warrant............................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(3)...........        690,000               $ 7.00             $ 4,830,000              $1,665
----------------------------------------------------------------------------------------------------------------------------------
Warrants(4)...............................       1,000,000             $ 0.125              $  125,000              $   43
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(5)...........       1,000,000              $ 7.00             $ 7,000,000              $2,414
----------------------------------------------------------------------------------------------------------------------------------
Underwriter's Option(6)...................         60,000              $ 0.001              $        6              $   0
----------------------------------------------------------------------------------------------------------------------------------
Units(7)..................................         60,000              $16.706             $ 1,002,360              $ 304
----------------------------------------------------------------------------------------------------------------------------------
  -- 2 shares of Common Stock.............
----------------------------------------------------------------------------------------------------------------------------------
  -- 1 Warrant............................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(8)...........         60,000               $ 7.00              $  420,000              $ 145
----------------------------------------------------------------------------------------------------------------------------------
        TOTAL.............................                                                 $20,211,756              $6,980
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) An aggregate of 1,380,000 shares of Common Stock and up to 690,000 Class A Warrants ("Warrants") will be offered to the public in up to 690,000 Units, each Unit consisting of two shares of Common Stock and one Warrant, including up to 90,000 Units (comprised of up to 180,000 shares of Common Stock and up to 90,000 Warrants) which may be purchased to cover over-allotments, if any.
(3) Consists of shares issuable upon exercise of the Warrants included in the Units to be sold to the public, plus such indeterminate number of shares as may be issuable pursuant to the antidilution provisions of the Warrants in accordance with Rule 416. Upon exercise of each Warrant, the holder will receive one share of Common Stock, subject to adjustment in certain circumstances.
(4) Consists of Warrants to be sold by the Selling Warrantholders.
(5) Consists of shares issuable upon exercise of Warrants to be sold by Selling Warrantholders, plus such indeterminate number of shares as may be issuable pursuant to the antidilution provisions of the Warrants.
(6) To be sold to the Underwriter. Pursuant to Rule 457(g), no separate registration fee is required for the Underwriter's Option.
(7) Consists of Units issuable upon exercise of the Underwriter's Option representing an aggregate of up to 120,000 shares of Common Stock and 60,000 Warrants.
(8) Consists of shares issuable upon exercise of the Warrants included in the Units underlying the Underwriter's Option plus such indeterminate number of shares as may be issuable pursuant to the antidilution provisions of the Warrants.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                                JENNA LANE, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM
NUMBER                     ITEM                              LOCATION IN PROSPECTUS
------   -----------------------------------------  -----------------------------------------
   1.    Forepart of the Registration Statement
           and Outside Front Cover of Page of
           Prospectus.............................  Facing Page; Cross-Reference Sheet;
                                                    Outside Front Cover Page of Prospectus
   2.    Inside Front and Outside Back Cover Pages
           of Prospectus..........................  Inside Front Cover Page of Prospectus;
                                                      Additional Information; Table of
                                                      Contents; Outside Back Cover Page of
                                                      Prospectus
   3.    Summary Information, Risk Factors and
           Ratio of Earnings to Fixed Charges.....  Prospectus Summary; Risk Factors;
                                                    Selected Financial Data
   4.    Use of Proceeds..........................  Prospectus Summary; Use of Proceeds
   5.    Determination of Offering Price..........  Underwriting
   6.    Dilution.................................  Dilution
   7.    Selling Security Holders.................  Concurrent Offerings
   8.    Plan of Distribution.....................  Outside Front Cover Page of Prospectus;
                                                      Underwriting
   9.    Description of Securities to be
           Registered.............................  Outside Front Cover Page of Prospectus;
                                                      Prospectus Summary; Description of
                                                      Securities
  10.    Interests of Named Experts and Counsel...  Not Applicable
  11.    Information with Respect to Registrant...  Prospectus Summary; The Company; Risk
                                                      Factors; Dividend Policy;
                                                      Capitalization; Selected Financial
                                                      Data; Management's Discussion and
                                                      Analysis of Financial Condition and
                                                      Results of Operations; Business;
                                                      Management; Certain Transactions;
                                                      Principal Stockholders; Shares Eligible
                                                      for Future Sale; Description of Capital
                                                      Stock; Financial Statements
  12.    Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities............................  Not Applicable

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an offering of Units (the "Company Prospectus") and one to be used in connection with the sale of the Selling Warrantholder Warrants by the Selling Warrantholders (the "Concurrent Offering Prospectus"). The Company Prospectus and the Concurrent Offering Prospectus will be identical in all respects except from the alternate pages for the Concurrent Offering Prospectus included herein which are labeled "Alternate Page for Concurrent Offering Prospectus."

                        PROSPECTUS DATED MARCH 19, 1997


PROSPECTUS

                                 600,000 UNITS
                                JENNA LANE, INC.
               EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK
                       AND ONE REDEEMABLE CLASS A WARRANT
     Jenna Lane, Inc. (the "Company") hereby offers (the "Offering") 600,000 units ("Units"), each Unit consisting of two shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock") and one Redeemable Class A Warrant ("Warrants"). The Common Stock and the Warrants will be immediately separately transferable. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.00, subject to adjustment, at any time until the third anniversary of the date of this Prospectus. Commencing one year from the date hereof, the Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice, provided that the closing bid price of the Common Stock on the Nasdaq National Market System is in excess of $11.00 per share for any 20 consecutive trading days ending on the third day prior to the date of the notice of redemption and provided further that a registration statement with respect to the shares of Common Stock underlying such Warrants is then in effect. See "Description of Securities."


     Prior to the Offering, there has been no public market for the Company's securities, and there can be no assurance that such a market will develop. The Common Stock and the Warrants will be listed on the Nasdaq National Market System ("Nasdaq") under the symbols "JLNY" and "JLNYW", respectively. No separate securities for the Units will be issued. The Units will not be listed for trading on Nasdaq and no separate trading market will exist for the Units. The offering price and terms of the Units have been determined by negotiation between the Company and Walsh Manning Securities, LLC (the "Underwriter") and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure and such other factors as were deemed relevant. See "Underwriting."


               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
           RISK, WHICH MAY RESULT IN THE LOSS OF AN INVESTOR'S ENTIRE
             INVESTMENT, AND IMMEDIATE DILUTION. SEE "RISK FACTORS"
                      BEGINNING ON PAGE 8 AND "DILUTION."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=================================================================================================
                                                           Underwriting
                                        Price to           Discounts and         Proceeds to
                                         Public           Commissions(1)         Company(2)
-------------------------------------------------------------------------------------------------
Per Unit..........................        $10.125             $1.0125              $9.1125
-------------------------------------------------------------------------------------------------
Total(3)..........................      $6,075,000           $607,500            $5,467,500
=================================================================================================

                                                   (footnotes on following page)
                            ------------------------


     The Units are being offered on a "firm commitment" basis by the Underwriter when, as and if delivered to and accepted by the Underwriter, subject to its right to reject orders in whole or in part and subject to certain other conditions. It is expected that the delivery of the certificates representing the components of the Units will be made against payment therefor at the offices of Walsh Manning Securities, LLC, 90 Broad Street, New York, New York 10004 on or about March 26, 1997.

                            ------------------------

                         WALSH MANNING SECURITIES, LLC
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 19, 1997

(footnotes from previous page)

(1) Does not include additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $182,250 ($209,587.50 if the over-allotment option is exercised in full); (ii) an aggregate of 60,000 Units (the "Underwriter's Purchase Units") which the Underwriter has the option to purchase at a price equal to 165% of the public offering price of the Units, which option is exercisable over a period of three years commencing 12 months after the date of this Prospectus (the "Underwriter's Option") and (iii) a two-year consulting fee of $90,000. The Company also has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $482,747 ($523,584.50 if the over-allotment option is exercised in full) payable by the Company, including the Underwriter's non-accountable expense allowance. See "Underwriting."

(3) The Company has granted to the Underwriter a 45-day option to purchase up to an additional 90,000 Units (which includes 90,000 shares being sold as part of the Units by the Selling Common Stockholders) on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full (exclusive of the portion of the 45,000 Units for which the Selling Common Stockholders will receive the proceeds from sale of 90,000 shares contained therein at $5.00 per share), the initial Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,536,250, $653,625 and $5,882,625, respectively. See "Underwriting."

    The Company has concurrently registered (i) an aggregate of 1,000,000 Warrants (the "Selling Warrantholder Warrants") and the Common Stock underlying the Selling Warrantholder Warrants for resale by certain securityholders (the "Selling Warrantholders") and (ii) 90,000 shares of Common Stock (the "Selling Common Stockholder Shares") held by certain existing stockholders who are members of management of the Company ("Selling Common Stockholders") which, together with 45,000 Warrants to be issued by the Company, will be sold as part of the Underwriter's over-allotment option, if the option is exercised (the over-allotment option may only be exercised and the Selling Common Stockholder Shares sold only if all 600,000 Units offered hereby are first sold). The Selling Warrantholder Warrants and the Common Stock underlying such Warrants and the Selling Common Stockholder Shares are sometimes collectively referred to as the "Selling Securityholder Securities." The Selling Warrantholder Warrants are issuable on the closing of the Offering to the Selling Warrantholders upon the automatic resetting of the terms of warrants (the "Bridge Warrants") acquired by them in the Company's private placement in August 1996 (the "Bridge Financing"). The Selling Warrantholders have agreed with the Company not to sell any of the Selling Warrantholder Warrants or underlying shares for a period of eighteen months after the completion of the Offering. Sales of the Selling Securityholder Securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby. Unless the context otherwise requires, all references herein to the Warrants shall include the Selling Warrantholder Warrants and the 45,000 Warrants to be issued by the Company. The Company will not receive any of the proceeds from the sale of any Selling Securityholder Securities. The Selling Warrantholders and Selling Common Stockholders are sometimes referred to herein as the "Selling Securityholders." The Units (and the Shares and Warrants underlying them), the Selling Warrantholder Warrants and the Selling Common Stockholder Shares, and the shares and Warrants underlying them are collectively referred to herein as the "Securities." See "Concurrent Offerings."

     THE COMPANY IS NOT PRESENTLY A REPORTING COMPANY AND DOES NOT FILE REPORTS OR OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). ON THE EFFECTIVE DATE ("EFFECTIVE DATE") OF THIS PROSPECTUS, THE COMPANY WILL REGISTER THE WARRANTS AND THE COMMON STOCK UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND WILL THEREBY BECOME A REPORTING COMPANY UNDER THE EXCHANGE ACT. ACCORDINGLY, AFTER THE EFFECTIVE DATE, THE COMPANY WILL BE SUBJECT TO THE REPORTING REQUIREMENTS OF THE EXCHANGE ACT AND IN ACCORDANCE THEREWITH WILL FILE REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE COMMISSION. IN ADDITION, AFTER THE EFFECTIVE DATE, THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY ITS INDEPENDENT AUDITORS. THE COMPANY'S FISCAL YEAR ENDS ON MARCH 31 OF EACH YEAR. SEE "ADDITIONAL INFORMATION."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND/OR WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Company's consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) reflects a 0.9047619-for-one stock dividend effected in July 1996 (the "Stock Dividend"); (ii) assumes no exercise of (a) the Underwriter's over-allotment option, (b) the Warrants, (c) the Selling Warrantholder Warrants, (d) the Underwriter's Option, (e) options granted or available for grant under the 1996 Incentive Stock Option Plan of Jenna Lane, Inc. adopted in August 1996 (the "Option Plan") and (iii) gives effect to the conversion, on the closing of the Offering, of (x) the Bridge Warrants into the Selling Warrantholder Warrants and (y) all outstanding shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") into 952,381 shares of Common Stock.

                                  THE COMPANY

     The Company was formed in February 1995 and designs, manufactures and markets high quality, cut and sewn, popularly priced junior, "missy", and large size fashion and basic sportswear for women. The Company was founded by individuals with extensive experience in apparel manufacturing, operations, sales, and merchandising. Since its inception, the Company has dedicated its time and resources primarily to the development of two sets of product lines, basic sportswear and fashion sportswear.

     Sales of basic sportswear comprised approximately 50-60% of the Company's revenues in the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996. In the production of basic sportswear, the Company operates primarily as a domestic manufacturer which substantially controls or owns all aspects of its production capability, known within the industry as "vertical integration." The Company believes that this vertical integration positions the Company among the few apparel manufacturers in its market with the ability to control and manage the entire manufacturing process from the conversion of yarn into fabric to the completion of finished apparel. The Company believes it is able to realize significant cost savings through its retention of responsibility for the manufacturing of its own fabric (although not actually manufacturing itself). As a result, the Company believes it can sell high quality merchandise to price sensitive discounters and mass merchants at prices competitive to those of imported goods.

     Management believes that vertical integration as a domestic manufacturer of basic sportswear allows the Company to deliver good quality competitively priced merchandise to customers significantly faster than the delivery time on goods shipped from overseas. Because of the Company's ability to produce goods more quickly than those of its competitors who import products, the Company's retail customers can conserve capital by purchasing less initial inventory, reduce markdowns by holding smaller quantities of non-moving merchandise, and increase sales by rapidly restocking fast-selling items. Management believes that the Company's ability to deliver high quality, competitively priced merchandise in a short time frame has allowed it to obtain as customers many of the nation's leading discount retail outlets, although no assurance can be given that these relationships will continue or be expanded.

     The second key merchandise product line which the Company has pursued, which comprised approximately 40-50% of the Company's revenues in the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996, is fashion sportswear. In producing its fashion sportswear, the Company follows more traditional manufacturing processes utilized in the apparel industry, namely the purchasing of fabric from outside vendors. The fashion sportswear product line generates a higher gross profit margin than basic sportswear due to the differentiation of product and reduced competition. In its fashion sportswear production, the Company loses its competitive advantage of converting its own fabrics, however, management believes that its long standing relationships with buyers and management of its retail customers and its overall merchandising and design skills allow the Company to successfully compete in the fashion sportswear business, although no assurance of such success can be given.

     The Company's sales efforts are organized based on the merchandise category and/or customer, and are divided into "Missy"/Large Size, Young Large Size, Imports, Mail Order and Mass Merchants. There can be no assurance that these sales efforts will be successful or that the Company will not determine to add additional categories or eliminate some or all of the divisions denoted above. Indeed, since the Company's formation, it has added one such category and eliminated another.

     Although management is pleased with its success to date in selling domestically produced basic sportswear and fashion sportswear, and believes the Company will continue to benefit from substantial focus on those areas, a longer-term opportunity for expansion will be the growth and development of sales of imported fashion sportswear. Part of management's long-term plan is to continue to expand its importing activities, which represented approximately 15% of the Company's revenues for the nine months ended December 31, 1996. There can be no assurance that this plan will be successfully implemented or, if implemented, result in profits to the Company. See "Use of Proceeds"; Risk Factors -- Foreign Operations and Sourcing; Import Restrictions" and
"Business -- Sales Groups -- Imports."

     The Company attempts to maximize its competitive advantage through its market focus, product design, and merchandise. The Company targets the major national, regional and specialty chains whose volume demands attract them to manufacturers who can produce quality merchandise in high volumes at low cost within specified delivery schedules. See "Business."

     The Company was incorporated under the laws of the State of Delaware in February 1995. The Company's principal executive offices are located at 1407 Broadway, Suite 1801, New York, New York 10017, and its telephone number is
(212) 704-0002.

     This Prospectus may be deemed to contain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks set forth herein, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

                                  THE OFFERING

Securities Offered.....................     600,000 Units, each consisting of
                                            two shares of Common Stock and one
                                            Warrant. The Common Stock and
                                            Warrants will be immediately
                                            separately transferable. No separate
                                            securities will be issued for the
                                            Units. Each Warrant entitles the
                                            holder to purchase one share of
                                            Common Stock at an exercise price of
                                            $7.00, subject to adjustment, at any
                                            time until the third anniversary of
                                            the date of this Prospectus. The
                                            Warrants are subject to redemption
                                            in certain circumstances. See
                                            "Description of Securities."

Securities Offered Concurrently by
Selling Securityholders................     1,000,000 Warrants and 1,000,000
                                            shares of Common Stock issuable upon
                                            exercise of such Warrants, as well
                                            as the 90,000 Selling Common
                                            Stockholder Shares which, together
                                            with 45,000 Warrants to be issued by
                                            the Company, will be sold as part of
                                            the Underwriter's over-allotment
                                            option, if the option is exercised.
                                            The Company will not receive any of
                                            the proceeds of the sale of such
                                            Selling Securityholder Securities.
                                            See "Concurrent Offerings."

Common Stock Outstanding Before
Offering...............................     3,000,000 shares (1)

Common Stock Outstanding After
Offering...............................     4,200,000 shares (2)

Use of Proceeds........................     To repay $500,000 principal amount
                                            of 10% installment promissory notes
                                            (the "Bridge Notes") issued in the
                                            Bridge Financing, plus accrued
                                            interest thereon of approximately
                                            $8,500; to repay $500,000 principal
                                            amount of 10% installment promissory
                                            notes (the "November Notes") issued
                                            in the November Offering (as
                                            hereinafter defined), plus accrued
                                            interest thereon of approximately
                                            $4,300; to purchase a new CAD/CAM
                                            system for design and manufacturing;
                                            to expand the Company's existing
                                            computer system; to make a loan to a
                                            supplier of the Company to assist in
                                            opening a cutting room; for
                                            reservation of funds relating to
                                            letters of credit in the import
                                            division and for working capital.
                                            See "Use of Proceeds."

Listing; Proposed Trading Symbols......     The Company has made an application
                                            to list the Common Stock and the
                                            Warrants on the Nasdaq National
                                            Market System ("Nasdaq"), with the
                                            proposed symbols for the Common
                                            Stock and Warrants, respectively,
                                            being JLNY and JLNYW. The Units will
                                            not be listed for trading on Nasdaq
                                            and no separate trading market will
                                            exist for the Units.(3)

Risk Factors...........................     The Offering involves a high degree
                                            of risk and immediate dilution. See
                                            "Risk Factors" and "Dilution."
---------------

(1) Includes (i) 952,381 shares of Common Stock issuable upon conversion of the Series A Preferred Stock on the closing of the Offering (the "Preferred Conversion Shares") and (ii) 571,429 shares of Common Stock (the "Performance Shares") held by certain officers and directors of the Company, which are subject to repurchase by the Company at the par value thereof if the Company does not attain certain earnings levels. Does not include (x) 1,000,000 shares of Common Stock issuable upon exercise of the Bridge Warrants, (y) 100,000 shares of Common Stock issuable upon exercise of outstanding options under the Option Plan at an exercise price of $3.00 per share and 194,159 shares of Common Stock issuable upon exercise of outstanding options under the Option Plan at an exercise price of $5.00 per share and (z) 305,841 additional shares of Common Stock reserved for issuance upon exercise of options not yet granted under the Option Plan. See "Capitalization" and "Management."



(2) Includes the 571,429 Performance Shares. Does not include (i) 180,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option and the Warrants issuable upon exercise of such option; (ii) 180,000 shares of Common Stock issuable upon exercise of the Underwriter's Option and the Warrants underlying such option; (iii) 600,000 shares of Common Stock issuable upon exercise of the Warrants offered hereby; (iv) 1,000,000 shares of Common Stock issuable upon exercise of the Selling Warrantholder Warrants; (v) 100,000 shares of Common Stock issuable upon exercise of outstanding options under the Option Plan at an exercise price of $3.00 per share and 194,159 shares of Common Stock issuable upon exercise of outstanding options under the Option Plan at an exercise price of $5.00 per share and (vi) 305,841 additional shares of Common Stock reserved for issuance upon exercise of options not yet granted under the Option Plan. See "Capitalization," "Management" and "Underwriting."


(3) No assurance can be given that an active trading market will develop, or, if one develops, be maintained for any of the Company's securities. See "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION

     The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere in this Prospectus.

                                        FOR THE PERIOD
                                         FEBRUARY 14,
                                             1995                                NINE MONTHS ENDED
                                        (INCEPTION) TO     YEAR ENDED      -----------------------------
                                          MARCH 31,         MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                             1995             1996             1995             1996
                                        --------------     -----------     ------------     ------------
                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales...........................     $     --        $25,832,323     $ 16,502,277     $ 25,595,708
  Gross profit........................           --          4,704,176        2,912,208        4,608,921
  Operating (Loss) income.............      (43,926)           975,566          472,847          291,388
  (Loss) income before income taxes...      (43,926)           933,993          456,274          166,777
  Provision for income taxes..........           --            432,564          198,564           49,671
  Net (loss) income...................      (43,926)           501,429          257,710          117,106
  Pro forma net income per common
     share (1)........................                     $      0.16                      $       0.04
  Pro forma weighted average common
     shares outstanding (1)...........                       3,077,742                         3,004,556

                                                                      DECEMBER 31, 1996
                                                     ---------------------------------------------------
                                      MARCH 31,                                           PRO FORMA
                                         1996          ACTUAL       PRO FORMA (1)     AS ADJUSTED(1)(2)
                                      ----------     ----------     -------------     ------------------
BALANCE SHEET DATA:
  Working capital...................  $2,362,245     $1,662,629      $ 1,662,629          $6,612,380
  Total assets......................   5,209,550      4,736,909        4,736,909           8,583,052
  Long-term debt....................     425,143         16,651           16,651              16,651
  Preferred stock...................     828,030        828,030               --                  --
  Shareholders' equity..............   1,238,143      1,271,636        2,099,666           6,888,517

---------------
(1) Gives effect to the conversion, at the closing of the offering, of all outstanding shares of Series A Preferred Stock into 952,381 Preferred Conversion Shares.

(2) Adjusted to give effect to the sale of 600,000 Units in the Offering, and the repayment of the November Notes, the Bridge Notes and all accrued interest.

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and an investment in the Units offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating whether to purchase the Securities offered hereby. This Prospectus may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks set forth herein, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

     Limited Operating History; Development-Stage Company. The Company incorporated in February 1995, has only completed a single complete fiscal year, and its operations and proposed operations remain subject to all of the risks inherent in the establishment of a new business enterprise. While management has extensive experience in the apparel industry, and specifically in the areas of business in which the Company has been operating, there can be no assurance that the Company can achieve its objectives or continue to operate profitably. Like any relatively new business enterprise operating in a high risk and intensely competitive market, the Company is subject to many business risks which include, but are not limited to, inability to develop products, competition, unforeseen marketing and promotional expenses, unforeseen negative publicity, unforeseen difficulties in obtaining appropriate supply of raw materials, cutting and sewing services and warehouse and shipping services, lack of operating experience and limitations on its ability to raise capital or finance operations. Many of the risks may be unforeseeable or beyond the control of management, including the introduction of superior products to the market by competitors. While management is pleased with early financial results, there can be no assurance that the Company will be able to develop other marketable products or to generate any further revenues from the sale of its proposed products.

     Dependence on Key Personnel. The Company, which currently has approximately 55 full-time employees, is substantially dependent upon the activities of certain executives, including Mitchell Dobies, President and Co-Chief Executive Officer, and Charles Sobel, Executive Vice President and Co-Chief Executive Officer. The Company has entered into employment agreements with these individuals which expire March 31, 2000. The Company has purchased a $1,000,000 "key man" life insurance policy on Mr. Dobies. The ability of the Company to succeed will also be dependent upon its ability to hire and retain additional key management personnel, as to which there can be no assurances. The Company's inability to retain the services of other key personnel would have a materially adverse effect on the Company. For more information concerning management of the Company, see "Management," "Risk Factors -- Certain Legal Issues Concerning Management; Inability to Obtain Nasdaq Listing/Blue Sky Law" and "Risk Factors -- Restrictions Contained in Agreements Relating to Former Employer."

     Certain Legal Issues Concerning Management; Blue Sky Law. In 1991, Mitchell Dobies, President, Co-Chief Executive Officer and a director of the Company, was convicted by a state court in Essex County, New Jersey, of theft in the third degree (a low-grade felony) of certain materials from a contractor of CR & ME, Ltd. ("CR & ME"), his former employer. Mr. Dobies agreed to a plea bargain, after which he received a sentence of probation and community service. Mr. Dobies maintains that the only items he removed from the supplier's location were those owned by CR & ME, but did not believe it was in his or CR & ME's best interest to pursue a trial in the matter. Mr. Stanley Kaplan may be deemed to be a promoter of the Company by virtue, among other things, of having served as a director, but he no longer serves as a director or officer of the Company, nor does he directly own any securities of the Company (although he previously did). Mr. Stanley Kaplan is, however, the owner of less than one percent of Walnut Financial Services, Inc., a publicly held company (of which he is neither director, officer or affiliate), a wholly owned subsidiary of which directly owns 95,238 shares of Common Stock (assuming conversion of the Series A Preferred Stock into Preferred Conversion Shares) and which indirectly controls Universal Partners, L.P. which directly owns 19,048 shares of Common Stock (assuming conversion of the Series A Preferred Stock into Preferred Conversion Shares) and is an investor in the Bridge Financing (see "Concurrent Offerings"). On August 12, 1994, Mr. Stanley Kaplan settled, without admitting or denying any allegations, a civil action brought against him by the Securities and Exchange Commission (the "Commission") relating to Atratech, Inc. The action charged Mr. Stanley Kaplan with certain violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Exchange Act"). As part of the settlement, Mr. Stanley Kaplan was permanently restrained and enjoined from future violations of the securities laws and was permanently barred from acting as an officer or director of any issuer that has a class of securities registered under Section 12 of the Exchange Act or that is required to file reports pursuant to Section 15(d) of the Exchange Act. Mr. Stanley Kaplan is a controlling shareholder of Gro-Vest Management Consultants, Inc. ("GVMCI"), a consulting firm. GVMCI performed certain consulting services for the Company from January 1996 through July 1996. The Company and GVMCI terminated their relationship, GVMCI has permanently ceased all business activity and has returned to the Company all fees earned. As a result of the aforementioned legal matters regarding Mitchell Dobies, the Company's President, and Mr. Stanley Kaplan, the Company may be precluded from the offer or sale of its securities in one or more states. As a condition to listing the Company's securities on Nasdaq, the Company is required to ensure that (i) independent directors represent a majority of the members of the Board of Directors, and for one such independent director to serve as Chairman and (ii) Messrs. Dobies and Sobel will agree not to sell or otherwise dispose of any securities of the Company beneficially owned by them (other than the Selling Common Stockholder Shares to be sold by Messrs. Dobies and Sobel) for a period of two years from the Effective Date. There can be no assurance that Nasdaq will not request further restrictions in the future, or that any other securities exchange on which the Company desires to list its securities will not request similar or more onerous restrictions. See "Management" and "Certain Transactions."

     Restrictions Contained in Agreements Relating to Former Employer. Mitchell Dobies, President and Co-Chief Executive Officer of the Company, has entered into an agreement with the shareholders of CR & ME, and Charles Sobel, Executive Vice President and Co-Chief Executive Officer of the Company, has entered into an agreement with CR & ME, both of which agreements address certain matters related to termination of employment with CR & ME. Since Messrs. Dobies and Sobel's departure from CR & ME in early 1995, upon information and belief, that company has filed for liquidation under Chapter 7 of the United States Code (i.e. the bankruptcy code). Mr. Sobel's agreement (pursuant to which his employment was terminated) provides that he must "refrain from actively seeking other employment" during the eight week period which ended on March 3, 1995 and that during that period he may not attend interviews with competing employers. Management believes that Mr. Sobel neither attended an interview with the Company nor actively sought employment with the Company during this period. An action brought by Mr. Sobel against CR & ME and its principals, which included certain counterclaims by the principals, was recently settled with prejudice. CR & ME has commenced adversary proceedings (akin to litigation within a bankruptcy proceeding) against Messrs. Dobies and Sobel alleging, among other things, that certain payments made to them by CR & ME were improper "insider" payments that must be returned. The Company is not named in these proceedings. The action against Mr. Sobel was recently settled with prejudice. Neither the Company nor Mr. Dobies can predict the outcome of such proceeding. In addition, both Mr. Dobies' and Mr. Sobel's agreements provide that they may not "induce or attempt to induce" any employee of CR & ME (or an affiliate thereof, in Mr. Dobies' case) to leave without prior approval from CR & ME's Board of Directors. The agreements state, however, that the individuals may hire any employee who has been discharged or has left of his or her own volition. To date, the Company has hired a number of former CR & ME employees, all of which employees the Company believes were terminated or discharged. Notwithstanding this, CR & ME might claim a violation of the foregoing provisions. Management believes, however, that if CR & ME is able to succeed in preventing the Company from hiring any individual formerly in its employ, the Company would not have great difficulty finding other qualified candidates to fill roles intended for any such individuals.

Further, there can be no assurance that Messrs. Dobies and Sobel's actions prior to the date hereof might not be interpreted as inducing or attempting to induce certain of CR & ME's employees to join the Company.

     Uncertainties in Apparel Retailing; General Economic Conditions. There can be no assurances that the Company will be able to effectively market its line of junior, "missy" and large size fashion and basic knit sportswear beyond the level of sales already achieved and or that it will be able to continue to achieve sales at such level.

     Risks Attendant to the Apparel Industry. The apparel industry is a cyclical industry with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. In addition, the Company sells and intends to continue to sell to major retailers, some of which have engaged in leveraged buyouts or transactions in which such retailers incurred significant amounts of debt, and some of which are currently operating under the protection of the federal bankruptcy laws. Indeed, upon information and belief, one customer of the Company, the Petrie Shops, currently operates in Chapter 11 under the U.S. Bankruptcy Code. It is unclear to what extent, if any, the current financial condition of such retailers will affect the financial condition of the Company, although such condition already has caused the Company to incur additional costs relating to factoring of its accounts receivable from such troubled or bankrupt customers. Further, any apparel manufacturer faces the risks of delays in delivery of products, imperfections in the manufacture of products and returns from customers, all of which could have an adverse effect on the Company. The Company's business is somewhat seasonal, but management believes that it is less so than many other apparel companies, primarily because of the Company's partial focus on basic sportswear, which is less seasonal than fashion sportswear. In addition, the Company believes its product mix is diverse and varied enough so that some of its products are popular at any time of year. The Company does, however, generally experience its strongest sales during its fourth quarter, from January 1 to March 31, and its weakest sales during its second quarter, from July 1 to September 30. The Company does not believe this variation has had a material adverse impact on its cash flow or operations, although there can be no assurance that this will not be the case in the future. See "Business -- Backlog; Seasonality."

     Foreign Operations and Sourcing; Import Restrictions. Approximately 19% of the Company's purchases of raw materials, labor and finished goods for its apparel during the nine months ended December 31, 1996 were made in Asian countries, Europe and elsewhere. The Company believes a longer-term opportunity for expansion will be the growth and development of its import sales group. See "Business" and "Use of Proceeds." As a result, the Company's operations may be affected adversely by political instability resulting in the disruption of trade with the countries in which the Company's contractors, suppliers or customers are located, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes and other charges on imports, significant fluctuations in the value of the dollar against foreign currencies, or restrictions on the transfer of funds. The inability of a contractor to ship orders in a timely fashion could cause the Company to miss the delivery date requirements of its customers for these items, which could result in cancellation of orders, refusal to accept deliveries, or a reduction in sales prices. Further, since the Company is unable to return merchandise to its suppliers, it could be faced with a significant amount of unsold merchandise, which could have a material adverse effect on the Company's financial condition and results of operations. The Company's import operations are and will be subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, also known as the Multifiber Agreement, or other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time and on very short notice on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. Imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have an adverse effect on the Company's operating results. The United States and the countries in which the Company's products are produced or sold may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels, any of which could have a material adverse effect on the Company's results of operations. See "Business -- Sales
Groups -- Imports."

     Fashion Trends. The Company believes its ability to succeed depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner, as well as to operate within significant production and delivery constraints. The Company has attempted and will continue to attempt to minimize the risk of changing fashion trends and product acceptance by producing a wide selection of apparel during a particular selling season and by closely monitoring retail sales of its products. However, if the Company misjudges the market for a number of products or product groups, it may be faced with a significant amount of unsold finished goods inventory which could have an adverse effect on the Company's operations. The Company's design team generally completes its process of designing Company products approximately one year in advance of the selling season in which such products are intended to be sold. Production of goods is generally completed within three to four weeks with respect to domestically produced goods, and in approximately three months with respect to imported goods. There can be no assurance that these lead times will continue to be applicable to the Company's design or production processes. See "Business -- Design Development" and "Business -- Manufacturing.

     Competition. The Company's objective is to continue to develop products which will compete with many of the other existing lines of junior, "missy" and large size fashion and basic sportswear produced by competitors of the Company, which include Periscope, Julie Express, Expose, Tracy Evans and Jeffrey Craig. The Company cannot provide prospective investors with any assurances that the Company will develop competitive products, that a market will develop for its products beyond the level achieved in its first year, that the Company will be able to develop marketing or distribution channels to a greater extent than currently or that competitors having greater financial and other resources will not or have not devoted those resources to the development, manufacture and sale of new or existing products which will compete with the Company's products. There can be no assurance that the Company can effectively compete against any competitor. There are many other companies that offer similar or competitive products to the products marketed by the Company. The industry in which the Company markets its products is characterized by substantial and intense competition. Almost all of the companies, both domestic and foreign, are substantially larger and have substantially greater resources, distribution capabilities and experience than the Company. It is also likely that there will be other competitors in the future.

     Dependence on Suppliers; Distribution. The Company has established a relationship with ten "captive" outside contractors to provide a majority of the Company's domestic cut and sewing needs. Although the Company does not physically produce its products, management believes that these contractors rely on the Company for substantially all of their revenue. As the Company sales volume expands, the Company intends to add additional "captive" contractors to support the increases in sales volume. As virtually the only customer of these contractors, management believes that the Company has substantial control over the contractors' production scheduling and movement of merchandise. Quality is controlled in tandem by Company employees and by an in-house quality staff provided by the contractor. Conversely, the uncertain and inconsistent nature of the Company's needs creates financial risks for these contractors. The Company does not believe that it should in the future have difficulty maintaining the relationships with these outside contractors or obtaining the supply it requires within its desired time frame. Further, it does not believe it will have difficulty obtaining additional contractors to either supplement or replace the existing contractors if those relationships were to be insufficient or terminate. It is possible, however, that difficulties in supplementing or replacing these contractors could develop in the future because of factors which the Company cannot predict at this time, creating a potential material adverse effect on the Company. Since the Company intends, in the near term, to continue to conduct a substantial portion of its manufacturing operations in the United States (although no assurance can be given), it is possible that, while shipping costs will tend to be lower than when manufacturing is completed outside the United States, the labor, direct and other costs attendant to the manufacturing process will be higher in the United States than elsewhere. With respect to distribution of goods, management initially believed that concentrating their efforts on sales and merchandising rather than operating a Company warehouse would result in a much greater rate of growth without any diminution in services to its customers. There were, however, additional costs and risks associated with utilization of an outside shipping and distribution service, including without limitation, reduced control by the Company over warehouse operations, which, given the Company's volume in its first year, caused the Company to rent its own warehouse facility in June 1996. The Company maintains insurance with respect to its warehouse and goods contained therein, and believes its insurance coverage to be reasonable and in customary scope and amount, but there can be no assurance thereof, or of such coverage applying to a particular loss which may occur.


     Dependence on Accounts Receivable Factoring/Lien on Assets. In March 1995, the Company entered into a Factoring Agreement with Republic Factors Corp ("Republic"), pursuant to which the Company receives advances against factored accounts receivable with interest at 1.5% over prime rate. Advances, which are at the discretion of Republic, generally are equal to 80% of eligible receivables. Republic also has provided the Company with financing for import letters of credit. The Company generally utilizes the factoring arrangement to the maximum extent permitted by Republic, which historically has allowed the Company to factor substantially all its accounts receivable. After the completion of the Offering, the Company intends to be less dependent upon its arrangement with Republic for its cash flow needs, thereby reducing its overall interest expense, although there can be no assurance of the Company's ability to achieve this goal. The funds provided by Republic prior to the completion of the Offering are, and are likely to continue to be after the Offering, of material importance to the Company's cash flow needs. The Company believes, however, that if Republic were to cease to be the Company's factor, the Company would be able to replace Republic with another factor or lender upon then commercially reasonable terms, although there can be no assurance thereof. The obligations of the Company to Republic are secured by a lien on all the Company's assets. As a result, there can be no assurance that there will be assets available for distribution to shareholders or creditors other than Republic in the event of a liquidation of the Company. See "Business -- Factoring of Accounts Receivable."


     Control by Management; Independent Board Members. Prior to the Offering, management of the Company (including all current officers and directors of the Company) beneficially owned approximately 52% of all the issued and outstanding Common Stock of the Company (the "Outstanding Stock"). Of such 52%, approximately 17% of the Outstanding Stock held by such management is in the form of Performance Shares. See "Management -- Employment Agreements." After the Offering, such management will beneficially own approximately 37% of the Outstanding Stock (of which approximately 12% of the Outstanding Stock held by such management will be in the form of Performance Shares). Consequently, after the Offering management will continue substantially to control the operations of the Company and exercise significant and near majority voting control of the Company's affairs. As a condition to listing the Company's securities on Nasdaq, the Company is required to ensure that independent directors represent a majority of the members of the Board of Directors, and for one such independent director to serve as Chairman. Messrs. Jay M. Haft, Gerald Cohen and Mitchell Herman will be the three independent directors as of the Effective Date, serving along with Messrs. Dobies and Sobel. While the existence of a majority of independent directors will reduce the ability of Messrs. Dobies and Sobel to control the Company, upon the Effective Date, management will continue to have significant control over the Board of Directors through their stock ownership. As a result, the stockholders of the Company possess little practical ability to remove management or effect the operations of the business of the Company. See "Management," "Principal Stockholders."

     Intellectual Property. Currently, the Company has sought virtually no patent, trademark or copyright protection for its lines or planned lines of products. Whether or not the Company seeks and obtains such protection in the future, there can be no assurance that competitors of the Company will not successfully develop similar products to compete in the Company's intended marketplace which do not infringe on any such protection obtained by the Company or which involve rights owned by such competitors which the names of the Company's products infringe upon. The apparel industry is particularly vulnerable to attempts by competitors to "copycat" or "knock off " each other's products, designs, even trademarks, and there can be no assurance that competitors of the Company will not take such actions.

     No Public Market for Securities; Possible Volatility of Market Price; Arbitrary Determination of Offering Price. Prior to the Offering, there has not been any market for any of the Company's securities, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price of the Securities and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Common Stock and Warrants also could be subject to significant fluctuations in response to general trends in the industry and other factors, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time. See "Underwriting."

     Authorization of Additional Securities. The Company's Certificate of Incorporation authorizes the issuance of 18,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Upon completion of this Offering, there will be 2,000,000 authorized but unissued shares or treasury shares of Preferred Stock and 13,800,000 authorized but unissued shares of Common Stock available for issuance. The foregoing does not take into account (i) 1,600,000 shares of Common Stock reserved for issuance upon exercise of the Warrants, (ii) 180,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Option and exercise of the Warrants contained therein, (iii) 294,159 shares of Common Stock reserved for issuance upon exercise of outstanding stock options under the Option Plan, (iv) an additional 305,841 shares of Common Stock reserved for issuance upon exercise of stock options not yet granted under the Option Plan or (v) any exercise by the Underwriter of the over-allotment option. The foregoing includes the 571,429 Performance Shares and the Preferred Conversion Shares. The Company's Board of Directors has the power to issue any or all of such shares without stockholder approval. To the extent that additional shares of Common Stock (or securities convertible into, or exercisable or exchangeable for, shares of Common Stock) are issued, dilution to the interests of the Company's stockholders will occur. The Company has agreed not to issue or sell any securities of the Company without the Underwriter's consent during the 18 months after the date hereof. See "Underwriting."


     Immediate Dilution. The purchasers of Units in the Offering will experience immediate dilution of $3.35 or 67.0% in the pro forma per share net tangible book value of their Common Stock ($3.29 or 65.8% if the Underwriter's over-allotment option is exercised in full). Additional dilution to public investors, if any, may result to the extent that the Warrants, the Underwriter's Option and/or outstanding options are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of any such securities. See "Dilution."

     Potential Adverse Effects of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The preferred stock could be utilized to discourage, delay or prevent a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

     Business Combinations. The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the law, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. The Company has not sought to "elect out" of the statute, and, therefore, upon closing of the Offering and the registration of its shares of Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company. The Company has no restrictions, super-majority voting provisions or other discussion in its Certificate of Incorporation or By-Laws affecting business combinations, except that, in the event of certain changes in control of the Company, each of Messrs. Dobies and Sobel has the right in their respective Employment Agreements to receive certain payments in the event of certain terminations of their employment thereafter. See "Management" and "Description of Securities."

     No Dividends. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future.


     Outstanding Warrants and Options. Upon completion of the Offering (assuming no exercise of the over-allotment option), the Company will have outstanding (i) 600,000 Warrants to purchase an aggregate of 600,000 shares of Common Stock; (ii) the Selling Warrantholder Warrants to purchase 1,000,000 shares of Common Stock; (iii) the Underwriter's Option to purchase an aggregate of 60,000 Units comprising 120,000 shares of Common Stock and 60,000 Warrants, which option is exercisable during the three-year period commencing 12 months after the date of this Prospectus; (iv) incentive stock options to purchase 294,159 shares of Common Stock granted under the Option Plan and (v) 571,429 Performance Shares. The Company has reserved an aggregate of 600,000 shares of Common Stock for issuance under the Option Plan of which options to purchase 294,159 shares have been issued to date. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. The Selling Warrantholders have agreed not to sell the Selling Warrantholder Warrants or underlying shares for a period of eighteen months after the completion of the Offering. See "Management -- Option Plan," "Principal Stockholders," "Description of Securities," "Concurrent Offerings" and "Underwriting."


     Potential Adverse Effect of Redemption of Warrants. Commencing one year from the date of this Prospectus, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant provided that (x) 30 days prior written notice is given to the holders of the Warrants, (y) the closing bid price per share of Common Stock as reported on Nasdaq (or the last sale price, if quoted on a national securities exchange) has been at least $11.00 for the twenty consecutive trading days ending on the third day prior to the date of the notice of redemption and (z) a valid registration statement with respect to the shares of Common Stock underlying such Warrants is then in effect. Redemption of the Warrants could force the holders (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or (iii) to accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities -- Redeemable Class A Warrants."

     Current Prospectus Required to Exercise Warrants. Holders of Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the shares of Common Stock underlying the Warrants (the "Warrant Shares") is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the Warrant Shares following completion of the Offering to the extent required by federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the Warrant Shares is not kept current or if the Warrant Shares are not qualified, or exempt from qualification, in the state in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the Warrant Shares for sale under all applicable state securities laws. See "Description of Securities -- Redeemable Class A Warrants."

     Possible Restrictions on Market-Making Activities in the Company's Securities. The Underwriter may determine to make a market in the Company's securities. Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholder Securities may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter is engaged in a distribution of the Selling Securityholder Securities, such firm will not be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

     Possible Delisting of Securities from Nasdaq. While the Company's Common Stock and Warrants meet the current Nasdaq listing requirements and are expected to be initially included on Nasdaq, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq generally requires that (i) the Company maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 200,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 400 holders. If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Units, Common Stock and Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD") and it could be more difficult to obtain quotations of the market price of the Company's securities. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained.

     Underwriter's Lack of Underwriting Experience. While certain of the officers of the Underwriter have significant experience in corporate financing and the underwriting of securities, the Underwriter has not previously underwritten any public offerings. Accordingly, there can be no assurance that the Underwriter's lack of public offering experience will not affect the Company's offering of the Securities and subsequent development of a trading market, if any.

     Risks of Penny Stock. If the Company's securities were delisted from Nasdaq (see "Risk Factors -- Possible Delisting of Securities from Nasdaq," above), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by such a rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in the Offering to sell in the secondary market any of the securities acquired.

     Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

     Shares Eligible for Future Sale. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, pursuant to the Concurrent Offerings or otherwise, could have an adverse effect on the price of the Company's securities. Pursuant to the Concurrent Offerings, 1,000,000 Selling Warrantholder Warrants and 1,000,000 Warrant Shares underlying them, as well as the 90,000 Selling Common Stockholder Shares which, together with 45,000 Warrants, will be sold as part of the Underwriters' over-allotment option, if the option is exercised, will be registered. Upon the sale of the Units offered hereby, the Company will have outstanding 4,200,000 shares of Common Stock and 1,600,000 Warrants (4,290,000 shares of Common Stock and 1,690,000 Warrants if the Underwriter's over-allotment option is exercised in full). The shares of Common Stock and the Warrants sold in the Offering will be freely tradeable without restriction under the Securities Act, unless acquired by "affiliates" of the Company as that term is defined in the Securities Act. The remaining 2,910,000 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and will become eligible for sale under Rule 144 commencing in March 1997. The holders of the Bridge Warrants have agreed not to sell or otherwise dispose of such Bridge Warrants or Warrant Shares underlying such Bridge Warrants for a period of 18 months from the date of this Prospectus. The holders of the Series A Preferred Stock have agreed not to sell or otherwise dispose of any Preferred Conversion Shares prior to October 31, 1997, without the prior written consent of the Underwriter. The holders of 190,476 shares of Common Stock acquired in the November Offering have agreed not to sell or otherwise dispose of such shares prior to November 30, 1997, without the prior written consent of the Underwriter. Messrs. Dobies and Sobel have agreed not to sell or otherwise dispose of any securities of the Company beneficially owned by them (other than the Selling Common Stockholder Shares which will be sold as part of the Underwriter's over-allotment option) for a period of two years from the date of this Prospectus. In addition, as a condition to the approval by Nasdaq of the Company's listing application, Mr. Lawrence Kaplan, a stockholder and former director of the Company, has agreed to an additional lock-up of (i) all securities received by him during 1995 for a period of 12 months and (ii) all securities received by him during 1996 for a period of 24 months from the Effective Date. The holders of 1,142,857 (assuming conversion of the Series A Preferred Stock into Preferred Conversion Shares) shares of Common Stock outstanding upon consummation of the Offering have "piggy-back" registration rights covering their securities, which rights have been waived with respect to the Offering. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. See "Concurrent Offerings," "Description of Securities" and "Shares Eligible for Future Sale."

     Broad Discretion as to Use of Proceeds. Of the net proceeds of the Offering (assuming no exercise of the over-allotment option), approximately $517,200 or approximately 10.57% has been allocated to working capital and other general corporate purposes (and not otherwise allocated for a specific purpose) and will be used for such purposes as management may determine in its sole discretion without the need for stockholder approval with respect to such allocation. See "Use of Proceeds."

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any dividends in the foreseeable future. The Company presently anticipates that all earnings will be retained to finance the continued growth and development of the Company's business. Any future determination as to the payment of cash dividends will depend upon the Company's financial condition, results of operations and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Units offered hereby, after deducting underwriting discounts and commissions and other estimated expenses of the Offering, are estimated to be approximately $4,895,000 (approximately $5,296,000 if the Underwriter's over-allotment option is exercised in full). The Company expects the net proceeds to be utilized approximately as follows:

                                                                   APPROXIMATE       PERCENTAGE
                                                                     AMOUNT            OF NET
                            APPLICATION                          OF NET PROCEEDS      PROCEEDS
    -----------------------------------------------------------  ---------------     ----------
    Funds Reserved for Letters of Credit for Import Sales
      Group....................................................    $ 2,000,000          40.86%
    Reduction of Trade Debt....................................    $ 1,000,000          20.43%
    Repayment of Bridge Notes(1)...............................    $   508,500          10.39%
    Repayment of November Notes(2).............................    $   504,300          10.30%
    Purchase of CAD/CAM System.................................    $   215,000           4.39%
    Expansion of Existing Computer System......................    $    50,000           1.02%
    Loan to Supplier...........................................    $   100,000           2.04%
    Working Capital (3)........................................    $   517,200          10.57%
                                                                    ----------         -------
              Total............................................    $ 4,895,000         100.00%
                                                                    ==========         =======

---------------
(1) Includes $500,000 principal amount of Bridge Notes and $8,500 in interest accrued through January 31, 1997. The proceeds of the Bridge Financing were used to finance the expenses relating to the Offering, for working capital and for other corporate purposes.

(2) Includes $500,000 principal amount of November Notes and $4,300 in interest accrued and unpaid through January 31, 1997. The proceeds of the November Placement were utilized for general working capital and overhead of the Company.

(3) Includes financing of inventory, merchandising, marketing, reduction of borrowing from factor and other purposes deemed appropriate by the Company.

     The foregoing represents the Company's current estimate of its allocation of the net proceeds of the Offering. This estimate is based on certain assumptions, including the continued development of its import business and continued overall growth in its sales and earnings, as to which there can be no assurance.

     The amounts actually expended for each purpose set forth in "Use of Proceeds" may vary significantly in the event any of these assumptions prove inaccurate. The Company reserves the right to change its use of proceeds as unanticipated events may cause the Company to redirect its priorities and reallocate the proceeds accordingly. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products. Although the Company evaluates potential acquisitions or businesses and products from time to time, there are no present understandings, commitments or agreements with respect to any such acquisitions.

     Pending utilization, the net proceeds of the Offering will be invested in short-term, interest-bearing investments.

     Any additional proceeds received upon exercise of the Underwriter's over-allotment option, the Warrants, the Selling Warrantholder Warrants or the Underwriter's Option or securities underlying any such options or warrants will be added to working capital. There can be no assurance that the Underwriter's over-allotment option, the Underwriter's Option or any of the Company's Warrants will be exercised. The Company will not derive any proceeds from sales of Selling Securityholder Securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of December 31, 1996; (ii) the pro forma capitalization as of December 31, 1996 to reflect the conversion of the Series A Preferred Stock into Preferred Conversion Shares upon the closing of the Offering, and (iii) the pro forma capitalization as adjusted to reflect the sale of the Units offered hereby and the application of the net proceeds therefrom to prepay the Bridge Notes and related interest and the November Notes and related interest. See "Use of Proceeds." This table should be read in conjunction with the financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

                                                                     DECEMBER 31, 1996
                                                         -----------------------------------------
                                                                                        PRO FORMA
                                                           ACTUAL       PRO FORMA      AS ADJUSTED
                                                         ----------     ----------     -----------
Current maturities of long-term debt:
  Equipment notes payable..............................  $   11,959     $   11,959     $    11,959
  November Notes, net of discount(2)...................     458,333        458,333              --
                                                         ----------     ----------      ----------
                                                            470,292        470,292          11,959
                                                         ----------     ----------      ----------
Bridge Notes, net of discount(1).......................     484,375        484,375              --
                                                         ----------     ----------      ----------
Long-term debt.........................................      16,651         16,651          16,651
                                                         ----------     ----------      ----------
Series A Convertible Preferred Stock, $.01 par value:
  2,000,000 shares authorized 500,000 shares
  outstanding actual; no shares issued and outstanding
  pro forma and as adjusted............................     828,030             --              --
                                                         ----------     ----------      ----------
Shareholders' Equity:
  Common stock, $.01 par value: 18,000,000 shares
     authorized; 2,047,619 shares issued and
     outstanding actual; 3,000,000 shares issued and
     outstanding pro forma; 4,200,000 shares issued and
     outstanding as adjusted(3)........................      20,476         30,000          42,000
  Capital in excess of par value.......................     906,084      1,724,590       6,607,343
  Unearned compensation, performance shares............     (79,533)       (79,533)        (79,533)
  Retained earnings(4).................................     424,609        424,609         318,707
                                                         ----------     ----------      ----------
     TOTAL SHAREHOLDERS' EQUITY........................   1,271,636      2,099,666       6,888,517
                                                         ----------     ----------      ----------
     TOTAL CAPITALIZATION..............................  $3,070,984     $3,070,984     $ 6,917,127
                                                         ==========     ==========      ==========

---------------
(1) The Bridge Notes are payable on the closing of the Offering. See "Use of Proceeds." The Bridge Notes are recorded net of a $15,625 unamortized discount attributable to the fair value of the Bridge Warrants.

(2) The November Notes are payable on the closing of the Offering. See "Use of Proceeds." The November Notes are recorded net of a $41,667 unamortized discount attributable to the fair value of the shares of Common Stock issued in the November Offering.


(3) Includes 571,429 Performance Shares. See "Management -- Employment Agreements." Excludes (i) 180,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option and the Warrants underlying such option; (ii) 180,000 shares of Common Stock issuable upon exercise of the Underwriter's Option and the Warrants underlying such option; (iii) 600,000 shares of Common Stock issuable upon exercise of the Warrants offered hereby; (iv) 1,000,000 shares of Common Stock issuable upon exercise of the Selling Warrantholder Warrants; and (v) outstanding options to purchase 294,159 shares of Common Stock under the Option Plan and (vi) an additional 305,841 shares of Common Stock available for award under the Option Plan. See "Management" and "Underwriting."


(4) As adjusted gives effect to the recognition of approximately $106,000 of expense upon the repayment of the Bridge Notes and the November Notes (includes an aggregate of $57,000 of debt discount). See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION

     Dilution represents the difference between the initial public offering price paid by the purchasers and allocated to the Common Stock in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the amount of the Company's total tangible assets minus the amount of its liabilities, divided by the number of shares of Common Stock outstanding, including the 952,381 Preferred Conversion Shares issuable upon the conversion of the Series A Preferred Stock upon the closing of the Offering. At December 31, 1996, the Company had a pro forma net tangible book value of $1,938,766 or $0.65 per share of Common Stock. After giving retroactive effect to the sale of the Securities offered hereby and the Company's receipt of the estimated net proceeds therefrom and the use of a portion of the net proceeds to repay the Bridge Notes (including related interest) and the November Notes (including related interest), the pro forma net tangible book value of the Company, as adjusted, at December 31, 1996, would have been $6,888,517 or $1.64 per common share. This would result in an immediate dilution to the public investors of $3.36 per share (or 67.2%) and the aggregate increase in the pro forma net tangible book value to present stockholders would be $1.00 per share.

     The following table illustrates the information with respect to dilution to new investors on a per share basis:

    Public offering price per share......................................            $5.00
      Pro forma net tangible book value per share before Offering........  $0.65
      Increase per share attributable to new investors...................    .99
                                                                           -----
    Pro forma net tangible book value per share after Offering...........             1.64
                                                                                     -----
    Dilution per share to new investors(1)...............................            $3.36
                                                                                     =====

---------------
(1) If the over-allotment option is exercised in full, the pro forma net tangible book value after the Offering would be $1.70 per share, resulting in dilution to new investors in the Offering of $3.30 per share (or 66.0%).

     The following table summarizes, as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by new investors purchasing Units in the Offering (these share numbers take into account the Stock Dividend):

                                                                  TOTAL CONSIDERATION
                                          SHARES PURCHASED                PAID              AVERAGE
                                       ----------------------    ----------------------    PRICE PER
                                         NUMBER      PERCENT      AMOUNT(1)     PERCENT      SHARE
                                       ----------    --------    -----------    -------    ---------
Existing Stockholders(2).............   3,000,000      71.43%     $1,877,060      23.8%      $0.63
New Investors........................   1,200,000      28.57%     $6,000,000      76.2%      $5.00
                                        ---------     -------     ----------     ------
Total................................   4,200,000     100.00%     $7,877,060     100.0%
                                        =========     =======     ==========     ======

---------------
(1) Prior to deduction of costs of issuance.

(2) Includes Preferred Conversion Shares and 571,429 Performance Shares. See "Management -- Employment Agreements."

     The foregoing tables do not give effect to the exercise of any outstanding options or Warrants. To the extent such options or Warrants are exercised there will be further dilution to new investors. As of the closing of the Offering, excluding the Warrants offered hereby and the Selling Warrantholder Warrants, the Company will have outstanding options to purchase 150,000 shares of Common Stock under the Option Plan. See "Capitalization," "Management," "Certain Transactions" and "Description of Securities."

                            SELECTED FINANCIAL DATA

     The following selected financial data for the period from February 14, 1995 (the date operations commenced) to March 31, 1995 and the year ended March 31, 1996 are derived from the audited financial statements of the Company appearing elsewhere in this Prospectus. The financial data for the nine month periods ended December 31, 1995 and 1996 are derived from the Company's unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of its financial position and the results of operations for these periods. Operating results for the nine months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year ending March 31, 1997 or any other future periods. The selected financial data should be read in conjunction with the financial statements of the Company and the other financial information appearing elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        FOR THE PERIOD
                                         FEBRUARY 14,
                                             1995                                NINE MONTHS ENDED
                                        (INCEPTION) TO     YEAR ENDED      -----------------------------
                                          MARCH 31,         MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                             1995             1996             1995             1996
                                        --------------     -----------     ------------     ------------
STATEMENT OF OPERATIONS DATA:
  Net sales...........................     $     --        $25,832,323     $ 16,502,277     $ 25,595,708
  Operating (Loss) income.............      (43,926)           975,566          472,847          291,388
  Net (loss) income...................      (43,926)           501,429          257,710          117,106
  Pro forma net income per common
     share............................                     $      0.16                      $       0.04
  Pro forma weighted average common
     shares outstanding(1)............                       3,077,742                         3,004,556

                                                                        DECEMBER 31, 1996
                                                        -------------------------------------------------
                          MARCH 31,      MARCH 31,                                          PRO FORMA
                             1995           1996          ACTUAL       PRO FORMA(1)     AS ADJUSTED(1)(2)
                          ----------     ----------     ----------     ------------     -----------------
BALANCE SHEET DATA:
  Working capital.......  $1,224,408     $2,362,245     $1,662,629      $1,662,629         $ 6,612,380
  Total assets..........   1,409,276      5,209,550      4,736,909       4,736,909           8,583,052
  Long-term debt........          --        425,143         16,651          16,651              16,651
  Preferred stock.......     685,000        828,030        828,030              --                  --
  Shareholders'
     equity.............     581,074      1,238,143      1,271,636       2,099,666           6,888,517

---------------
(1) Gives effect to the conversion, at the closing of the Offering, of all outstanding shares of Series A Preferred Stock into 952,381 Preferred Conversion Shares.

(2) Adjusted to give effect to the sale of 600,000 Units in the Offering and repayment of the November Notes, the Bridge Notes and all accrued interest.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company for the nine months ended December 31, 1996 and 1995, respectively. This discussion should be read in conjunction with the Company's Financial Statements, the notes related thereto, and the other financial data included elsewhere in this Prospectus. A comparison of the financial condition and results of operations of the Company for the year ended March 31, 1996 and the period February 14, 1995 (inception) to March 31, 1995 has not been included in this discussion because the Company believes that such a comparison would not be meaningful to investors due to the Company's limited operations during the period February 14, 1995 to March 31, 1995.

OVERVIEW

     The Company was incorporated in Delaware in February 1995 to design, manufacture and market high quality, popular priced sportswear for women. From inception through March 31, 1995, the Company focused primarily on setting-up manufacturing operations (primarily through contractors), establishing sources of supply, leasing showroom and office premises, raising capital and establishing credit from key suppliers and factors.

     Management's primary goal was to be recognized as a key resource to its target customers. Market penetration was achieved through aggressive pricing, established relationships within the industry and experience in predicting fashion trends. In response to customer buying patterns, the Company, which began production and shipping in April 1995, significantly increased the amount of woven sportswear being produced and sold. Sales volume expanded rapidly throughout the Company's first fiscal year which ended March 31, 1996. Approximately 85% of all sales during the nine months ended December 31, 1996 have been generated from domestic production with the remainder in such period from imports.

     To date the Company has expended approximately $300,000 towards the expansion of its import sales group, which it believes will increase in importance in the years ahead. See "Business -- Sales Groups -- Imports." A mail order sales group, which management also desires to turn into a profitable opportunity, was established in fiscal 1996 with approximately $150,000 expended to date (principally for personnel costs). There can be no assurance as to the future success of either the import or the mail order sales groups.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, the Company's statement of operations data as a percentage of net sales:

                                                                           NINE MONTHS ENDED
                                                         YEAR ENDED          DECEMBER 31,
                                                         MARCH 31,        -------------------
                                                            1996           1995         1996
                                                         ----------       ------       ------
    Net sales..........................................     100.0%         100.0%       100.0%
    Cost of sales......................................      81.8           82.3         82.0
                                                            -----          -----        -----
      Gross profit.....................................      18.2           17.7         18.0
    Operating expenses.................................      14.4           14.8         16.9
                                                            -----          -----        -----
      Income from operations...........................       3.8            2.9          1.1
    Other expenses.....................................       0.2            0.1          0.5
                                                            -----          -----        -----
      Income before income taxes.......................       3.6            2.8          0.6
    Provision for income taxes.........................       1.7            1.2          0.2
                                                            -----          -----        -----
      Net income.......................................       1.9%           1.6%         0.4%
                                                            =====          =====        =====

NINE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1995

     Net sales of $25.6 million in the nine months ended December 31, 1996 represented an increase of $9.1 million, or 55% over net sales of $16.5 million in the nine months ended December 31, 1995. The increase in net sales was primarily attributable to expansion of the customer base and increased volume from existing customers. The expansion of the customer base includes approximately $5.0 million in net sales to Charming Shoppes and Deb Shops which were not customers during the nine months ended December 31, 1995. Increased volume to Kmart, Petrie and Bradlees, among others, accounted for the balance of the sales increase.

     The Company's gross profit increased $1.7 million, or 58.6% to $4.6 million for the nine months ended December 31, 1996 from $2.9 million for the nine months ended December 31, 1995. Gross profit margin increased to 18.0% in the nine months ended December 31, 1996 from 17.7% in the nine months ended December 31, 1995. The improvement in gross profit margin resulted primarily from higher selling prices compared to certain aggressive pricing initially offered to customers when the Company commenced operations.

     Operating expenses, including all transactions with the factor, increased $1.9 million, or 79.1%, to $4.3 million in the nine months ended December 31, 1996 from $2.4 million in the nine months ended December 31, 1995. The increase was primarily due to an increase of $640,000 in payroll and related costs, including $420,000 in increased selling salaries and other expenses which are impacted by increased sales volume including increased warehouse and shipping expenses of $160,000. The Company's results also include increases of $190,000 attributable to additional fixed costs (including rent, depreciation and insurance) relating to the expansion of office and storage space. Factoring costs increased $543,000 relating to commissions on higher sales volume, and additional borrowing for working capital needs. The increased level of operating expenses incurred during the nine months ended December 31, 1996 also reflected anticipated further expansion of the Company's business, not all of which was achieved as expected during the period. Since December 31, 1996, the Company has been reviewing its business plan and has endeavored to reduce its operating expenses.

     As a result of the above factors, income from operations decreased $182,000 to $291,000 in the nine months ended December 31, 1996 from $473,000 in the nine months ended December 31, 1995. This result includes a loss from operations of $118,000 for the quarter ended December 31, 1996.

     Other expenses increased $108,000 in the nine months ended December 31, 1996 from $17,000 in the nine months ended December 31, 1995 resulting primarily from interest expense on promissory notes issued in November 1995 and August 1996.

     For the nine months of fiscal 1997 income tax expense as a percentage of pre-tax income decreased from 43.5% to 29.8% compared to the same period in fiscal 1996. The decrease results primarily from applying the normal statutory tax rates to the lower income level.

LIQUIDITY AND CAPITAL RESOURCES

     Since its formation, the Company has financed its operations and met its capital requirements primarily through funds raised from its founders, three private placement offerings, as well as borrowings under its factoring arrangement, vendor financing and, to a lesser extent, equipment financing. These financing activities provided net cash of $718,000 in fiscal 1995, and $1.3 million in fiscal 1996. The Company received gross proceeds of $500,000 from The Bridge Financing. The proceeds of the Bridge Financing were used to finance the expenses relating to the Offering, for working capital and for other corporate purposes.

     Operating activities used net cash of $154,000 in fiscal 1995, $1.7 million in fiscal 1996 and provided net cash of $42,000 for the nine months ended December 31, 1996. The principal use of operating cash is to purchase fabric and manufacture its products. The increased inventory levels resulted from the Company's corresponding increased production to support the growth in sales. Furthermore, the addition of import and mail order divisions during fiscal 1996 required funds for personnel, product development and additional space costs.

     The Company's capital expenditures totalled $9,000, $122,000 and $162,000 in fiscal 1995, fiscal 1996 and in the nine months ended December 31, 1996, respectively. These capital expenditures were for office equipment, computer and improvements to leased premises. Future capital expenditures to upgrade the Company's management information systems and purchase a new CAD/CAM system for design and manufacturing are budgeted for $265,000. Except as described in "Use of Proceeds," the Company has no present plans for capital expenditures in the twelve months following the consummation of the Offering.

     The Company's ability to fund its working capital and capital expenditure requirements, make interest payments and meet its other cash requirements depends, among other things, on internally generated funds and the continued availability of advances under its factoring agreement. See "Risk
Factors -- Dependence on Accounts Receivable Financing." Management believes that internally generated funds and advances under its factoring agreement will provide the Company with sufficient resources of funds to satisfy its anticipated cash requirements for the balance of fiscal 1997. However, if there is a significant reduction of internally generated funds, the Company may require funds from outside financing sources. In such event, there can be no assurance that the Company would be able to obtain such funding as and when required or on acceptable terms.

                                    BUSINESS

OVERVIEW

     The Company was formed in February 1995 and designs, manufactures and markets high quality, cut and sewn, popularly priced junior, "missy" and large size fashion and basic sportswear for women. The Company was founded by individuals with extensive experience in apparel manufacturing, operations, sales and merchandising. Since its inception, the Company has dedicated its time and resources primarily to the development of two sets of product lines, basic sportswear and fashion sportswear.

     Sales of basic sportswear comprised approximately 50-60% of the Company's revenues in the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996. In the production of basic sportswear, the Company operates primarily as a domestic manufacturer which substantially controls or owns all aspects of its production capability, known within the industry as "vertical integration." The Company believes that this vertical integration positions the Company among the few apparel manufacturers in its market with the ability to control and manage the entire manufacturing process from the conversion of yarn into fabric to the completion of finished apparel. The Company believes it is able to realize significant cost savings through its retention of responsibility for the manufacturing of its own fabric (although not actually manufacturing itself). As a result, the Company believes it can sell high quality merchandise to price sensitive discounters and mass merchants at prices competitive to those of imported goods.

     Management believes that vertical integration as a domestic manufacturer of basic sportswear allows the Company to deliver good quality competitively priced merchandise to customers significantly faster than the delivery time on goods shipped from overseas. Because of the Company's ability to produce goods more quickly than those of its competitors who import products, the Company's retail customers can conserve capital by purchasing less initial inventory, reduce markdowns by holding smaller quantities of non-moving merchandise, and increase sales by rapidly restocking fast-selling items. Management believes that the Company's ability to deliver high quality, competitively priced merchandise in a short time frame has allowed it to obtain as customers many of the nation's leading discount retail outlets, although no assurance can be given that these relationships will continue or be expanded.

     The second key merchandise product line which the Company has pursued, which comprised approximately 40-50% of the Company's revenues in the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996, is fashion sportswear. In producing its fashion sportswear, the Company follows more traditional manufacturing processes utilized in the apparel industry, namely the purchasing of fabric from outside vendors. The fashion sportswear product line generates a higher gross profit margin than basic sportswear due to the differentiation of product and reduced competition. In its fashion sportswear production, the Company loses its competitive advantage of converting its own fabrics, however, management believes that its long standing relationships with buyers and management of its retail customers and its overall merchandising and design skills allow the Company to successfully compete in the fashion sportswear business, although no assurance of such success can be given.

     The Company's sales efforts are organized based on the merchandise category and/or customer, and are divided into "Missy"/Large Size, Young Large Size, Imports, Mail Order and Mass Merchants. There can be no assurance that these sales efforts will be successful or that the Company will not determine to add additional categories or eliminate some or all of the divisions denoted above. Indeed, since the Company's formation, it has added one such category and eliminated another.

     Although management is pleased with its success to date in selling domestically produced basic sportswear and fashion sportswear, and believes the Company will continue to benefit from substantial focus on those areas, a longer-term opportunity for expansion will be the growth and development of sales of imported fashion sportswear. Part of management's long-term plan is to continue to expand its importing activities, which represented approximately 15% of the Company's revenues for the nine months ended December 31, 1996. There can be no assurance that this plan will be successfully implemented. See "Use of Proceeds"; "Risk Factors -- Foreign Operations and Sourcing; Import Restrictions."

     The Company attempts to maximize its competitive advantage through its market focus, product design, and merchandise. The Company targets the major national, regional and specialty chains whose volume demands attract them to manufacturers who can produce quality merchandise in high volumes at low cost within specified delivery schedules.

     The Company generally focuses on popularly priced clothing, a segment of the apparel industry which management believes is experiencing faster growth than the industry as a whole. The Company believes, although it has no quantitative evidence thereof, that demographic trends have shifted consumer spending habits and apparel expenses have become a smaller proportion of personal expenditures for the "baby boom" population born between 1945 and 1964. Management believes that these consumers are required to shift more of their disposable income to the payment of mortgages, children's education and savings. As consumers have less money to spend on clothing, management believes they are shifting their apparel spending to discounters and off-price retailers. They are also purchasing more basics that can be worn for more than one season and have lower risk of becoming out of style in the year following purchase.

     The Company sells fashion and basic sportswear primarily to large size women's departments. Management believes that this market will grow due to the aging of the population and the tendency of older people to be overweight, although there can be no assurance of this.

     The Company also will respond to what management believes to be the growing trend among retailers for "quick response" whereby the retailer rapidly determines consumer preferences and shifts inventory in response to these preferences. Quick response involves shortening the production cycle, improving productivity, reducing inventory and accelerating the feedback of consumer preference to their manufacturer. Management believes that most major retailers are working with their manufacturers to speed restocking time and create efficient ways to reduce response time on orders.

PRODUCT LINE

     The Company specializes in the design, manufacture and marketing of high quality cut and sewn women's sportswear. The Company's products are sold at popular price points, typically ranging from $9 to $40 at retail. A large portion of the Company's sales are from merchandise sold under the label of the retailer (known as "private label"). The remainder are sold under the Company's own labels, which currently include Jenna Lane(TM), JLNY(TM) and Tummy Tucker(TM). The Company's product line consists of many different styles that are changed twice each year in response to the two major selling seasons in the apparel industry -- fall/ back to school and spring. Adjustments and changes are made continuously to the line in response to customer information. Many of these styles are similar but customized to meet the design requests of the retailer or to provide the retailer with merchandising which its competitor is not selling.

     As indicated above, the Company concentrates on two primary product lines: basic and fashion sportswear. Basic apparel is significantly less risky than fashion apparel, primarily because of its longer product life cycle, but contains a lower gross profit margin. Management attempts to blend the relative risk levels with the profitability of these areas.

     The Company believes it also has begun to establish a strong presence in the large size women's market through the establishment of two separate sales groups in this category. The first is young large size, catering primarily to overweight teenagers and to young working women. The second sales group serves the more traditional middle aged large size customer.

     In the large size women's market, the Company produces a variety of pants, shorts, skirts, blouses, t-shirts, coordinates, and dresses in knitted and woven fabrics consisting predominantly of Lycra(R), acrylic, and poly cotton. Bottoms and tops predominate this category, with bottoms generally producing greater sales than tops.

     The Company intends to be a dominant manufacturer in the category of leggings and stirrup pants in the popular price and the large size women's category and to be a major manufacturer of bottoms in popular price "missy" sizes, although no assurance can be given that it will be able to attain these goals. The Company believes that its success in marketing bottoms will depend upon its ability to compete on the basis of price and delivery lead time against imports.

SALES GROUPS

     The Company is organized into five sales groups, described in more detail below. Each sales group is decentralized with regard to sales. Production costs and operating costs associated with each sales group are not the responsibility of the sales group manager and operating expenses are not allocated by sales group. Management of the sales groups are compensated based on a commission tied to net sales and profit margins. The Company believes that this structure enables sales group management to concentrate on sales and merchandising.

     The Company sells virtually all of its products directly through its own showroom at 1407 Broadway in Manhattan, New York. All mail order sales, however, are handled by its mail order showroom at 1384 Broadway in Manhattan, New York. In addition to Messrs. Dobies and Sobel, the Company currently employs six individuals in sales. Although no written contracts exist with these additional salespeople (other than Messrs. Dobies, Sobel and, as expected in the near future, Holtz, see "Management -- Employment Agreements"), they generally receive a monthly draw against commission, with the commission being determined by the gross profit margin on an order by order basis. The Company has not and does not currently intend to use any advertising in its marketing efforts, but pays for "co-op" advertising as may be required in its agreements with customers.

     "Missy"/Large Size. This sales group is responsible for selling merchandise to customers servicing the more traditional "missy" and large size market. Products in this sales group consist primarily of bottoms, tops and coordinates. As mentioned previously, bottoms containing Dupont Lycra(R) are a significant contributor to this category.

     Young Large Size. This sales group's efforts are directed at customers who service the under 25 large size market. The product is most commonly Junior inspired fabrications and silhouettes manufactured to large size specifications. The Company designs and manufactures a broad array of bottoms, tops, and dresses for these customers. The Company prices its products at retail generally from $16.99 - $39.99.

     Imports. As mentioned above, a longer-term opportunity for expansion will be the growth and development of the import sales group. Part of management's long-term plan is to continue to expand its importing activities. The Company has employed Eric Holtz, who has extensive experience in the design, sourcing and selling of imported woven products, to serve as Director of the import sales group, and expects to enter into an employment agreement with Mr. Holtz in the near future. Mr. Holtz has been granted Options under the Option Plan. See "Management -- Employment Agreements" and "Management -- Incentive Stock Option Plan."

     Price points for both denim and woven products in this sales group are slightly higher than those which are domestically produced, with similar gross margins to domestic products. Management believes that reduced trade restrictions, increased competition in the domestic market and other factors have enhanced the Company's ability to substantially increase its activities in the import area. Additional marketing efforts relating to imports also act to hedge the Company's current dependence on domestically produced goods. There can be no assurance that the Company's plans for the import sales group will be successfully implemented. See "Risk Factors - Foreign Operations and Sourcing; Import Restrictions."

     Mail Order. This sales group is responsible for selling merchandise to companies who sell through direct mail catalogs. The product line includes wovens and knits in both basic and fashion sportswear, and tends to concentrate on somewhat higher price points than the Company's other products.

     Mass Merchants. Management believes that, although no assurance can be given, this sales group represents a very strong opportunity for significant sales growth, primarily due to management's reputation and its relationships with key customers. The mass merchant area, however, is characterized by small gross profit margins and financially troubled and bankrupt retailers, and the Company intends to carefully control this sales growth and attempt to limit it to the most profitable niches of that business. In addition, the Company carefully manages its relationships with troubled retailers, and endeavors to avoid committing a large percentage of its business to any one retailer. See "Risk Factors" and "Business -- Customer Base."

     Due to the customers' specific needs in the area of color, price, styling and delivery, and in order to maximize the image of the Company as a whole, management believes the mass merchant is best serviced as a separate sales group.

DESIGN DEVELOPMENT

     New designs are created by an in-house staff which as of the date of this Prospectus consists of two designers. Management believes there are many synergies in the design functions and that designs created for one sales group are frequently modified for use by other sales groups. The Company endeavors to combine creativity, knowledge of the marketplace and input from its retail customer to develop designs that incorporate established fashion trends and basic apparel. In the year ended March 31, 1996, the Company created approximately 2,000 patterns with substantially the same pace continued through the nine months ended December 31, 1996 (although no assurance can be given that such trend will continue), and converted most of these patterns into samples. See "Risk Factors -- Fashion Trends."

     In order to facilitate its design activities and production, the Company intends to purchase a CAD/CAM (computer aided design/computer aided manufacturing) system with the proceeds of the Offering. The availability of this system will speed the product development cycle during the design phases as well as initial pattern making and the creation of samples. In addition, customer presentations and maintenance of historical data will be significantly improved. See "Use of Proceeds."

MANUFACTURING

     In general, in basic sportswear merchandising, the Company maintains responsibility for the entire apparel manufacturing process from conversion of yarn to shipment of finished goods, although it contracts out most of this work. The Company has established ties with ten "captive" contractors, for whom the Company represents substantially all their business, to provide a majority of its domestic cutting and sewing needs, although no assurance can be made that these relationships will continue at all or in a form and structure satisfactory to the Company. See "Risk Factors." These "captive" relationships allow the Company to exercise substantial control over the contractor's production schedules and quality of the production process without being required to manage its own large labor force or undertake the financial obligations for capital acquisitions and equipment.

     The manufacturing process begins with the purchase of yarn. Poly cotton, acrylic and DuPont Lycra(R) are the three major yarns which are purchased by the Company. The Company generally purchases this yarn on a "spot" (or immediate) basis. During times of price fluctuations, the Company attempts to protect against these fluctuations by purchasing longer-term contracts, if possible.

     The Company causes the yarn to be delivered to the contracted knitter, which then knits fabric in accordance with Company specifications. This process of conversion of knit to fabric generally takes approximately one week. The majority of fabric produced is greige fabrics, which are fabrics in their natural color. The Company maintains an inventory of greige fabric, permitting it to respond quickly to orders or unforeseen shortages. By maintaining its inventory primarily in greige goods rather than dyed goods, the fashion risk inherent in fabric color is reduced.

     The Company then sends the fabric to dyers and finishers primarily in the Northeast United States, in particular New York, New Jersey and Pennsylvania. The Company currently utilizes primarily one finisher in the New York area, one dyer in the New York area and one dyer in Pennsylvania. After the fabric is completed, it is then shipped to another contractor, which will then cut and sew garments according to Company specifications.

     As indicated above, the Company has established a relationship with ten "captive" outside contractors to provide a majority of its domestic cut and sewing needs. Although production is done outside the Company, these contractors rely on the Company for substantially all of their revenue. As the Company sales volume continues to expand, additional "captive" contractors will be added to support the increases in sales volume. As practically the only customer of these contractors, as mentioned above, the Company will have control over the contractors' production scheduling and movement of merchandise. Quality is controlled in tandem by Company employees and by an in-house quality staff provided by the contractor. The Company currently has no contractual arrangement with these contractors, nor are any expected. See "Risk Factors -- Dependence on Suppliers; Distribution."

     After completion of cutting and sewing, the completed goods are sent to the Company's warehouse in New Jersey for distribution and shipping or will be shipped directly to the customer from the contractor. See
"Business -- Shipping."

     Management believes that the industry standard in basic sportswear merchandising to produce a finished product from the time the fabric is ordered is six to eight weeks. By employing the processes described above, the Company generally has been able to complete the entire manufacturing process from delivery of yarn to completion of finished goods in approximately four weeks, although no assurance can be given that such performance will continue, and many factors outside the Company's control can affect this response time. See "Risk Factors -- Dependence on Suppliers; Distribution"; "Risk Factors -- Fashion Trends."

     In the manufacture of fashion sportswear, the Company and its captive contractors noted above are involved in the cutting and sewing process, but the Company does not purchase the yarn or knit, dye or finish it. This work is completed prior to the Company's contractor's commencement of involvement in the process.

SHIPPING

     The Company, prior to June 1996, contracted with a public warehouse to provide shipping and distribution services. The Company also ships a material portion of its merchandise directly from the contractor to customers. In June 1996, the Company leased 48,519 square feet of warehouse space in Cranbury, New Jersey. Management has determined that its ability to control its own warehouse operations is of significant benefit to the Company. In addition, some long-term cost savings could be generated by operating its own warehouse rather than continuing to utilize a public warehouse. Given the Company's sales volume in its first year of operations and the factors described above, these positive aspects in obtaining a Company warehouse outweighed the negative aspects thereof, such as the addition to overhead represented by leasing and staffing such a facility and the administrative burdens represented thereby. See "Risk Factors -- Dependence on Suppliers; Distribution."

QUALITY CONTROL

     A vital concern to management is product quality and quality control. Strict quality control standards are required in order to maintain and build relationships with key customers and minimize product returns. Adherence to these strict standards is even more important to national mass merchants such as ShopKo (a current customer of the Company). The Company carefully monitors the output of its contractors to insure they produce the highest quality merchandise. All contractors are visited by employees of the Company's quality control team, which includes its President and Co-Chief Executive Officer, and are supplemented by contractor paid in-house teams.

INVENTORY

     The Company believes that it turns its inventory more often than its competitors. In the fiscal year ended March 31, 1996, it did so 14 times, and during the nine months ended December 31, 1996 it did so approximately seven times although no assurance can be given that such result will continue. This turn rate, which management believes is very high, primarily reflects the extremely low permanent inventory of a start-up company, as well as the responsiveness and service which the Company's customers expect. As the Company grows and matures and increases the overall contribution to revenues from importing activities and mail order sales, it is expected that this turn rate will be reduced, although no assurance can be given.

ORDERING AND DISTRIBUTION

     The Company has computerized its order entry and has fully integrated order entry, shipping, accounts payable and accounts receivable through use of computer software. Senior management reviews all orders with respect to price, merchandise delivery dates and suitability for the customer. During its first year of operations and for the foreseeable future, the Company has determined that virtually no speculative merchandise will be produced domestically and all domestic manufacturing will take place in response to customer orders. An appreciable portion of the Company's imported goods, however, are produced speculatively, primarily resulting from the longer lead times required for manufacturing and delivery as compared with domestically produced goods. Customers are invoiced at the time of shipment. Management believes that most customers have made payment within 60-75 days, although no assurance can be given that this trend will continue.

OPERATIONS

     The Company maintains corporate offices at its warehouse facility in Cranbury, New Jersey as well as at 1407 Broadway in Manhattan, where it also maintains its showroom and principal executive offices. The Company's design room is located at 264 West 40th Street in Manhattan, and its mail order showroom is located at 1384 Broadway in Manhattan. See "Business -- Properties."

CUSTOMER BASE

     The Company attempts to conduct business only with those customers it believes to be the most attractive in the market. These include current national mass merchant customers such as KMart and Montgomery Ward; regional discounters such as Ames, Shopko, Bradlees, Hills, and Pamida and national specialty chains such as Deb Shops, Petrie, and Charming Shoppes, and other customers including the Army/ Air Force Exchange, Brylane and Lerner's. Management has extensive long standing personal relationships with most of these accounts, although no assurance can be given that any of these will remain customers of the Company. During the fiscal year ended March 31, 1996, Petrie represented 14% of the Company's sales, Montgomery Ward represented 13% of sales and Brylane represented 11% of sales. During the nine months ended December 31, 1996, Charming Shoppes represented 15% of sales.

COMPETITION

     The apparel business is intensely competitive and consists of numerous manufacturers, importers and distributors, none of which accounts for a significant percentage of total industry sales, but many of which are significantly larger and have substantially greater resources than the Company. The Company competes with distributors that import apparel from abroad, domestic companies with established foreign manufacturing relationships and companies which produce apparel domestically.

     The Company believes its ability to succeed depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner, as well as to operate within significant production and delivery constraints. The Company has attempted and will continue to attempt to minimize the risk of changing fashion trends and product acceptance by producing a wide selection of apparel during a particular selling season and by closely monitoring retail sales of its products. However, if the Company misjudges the market for a number of products or product groups, it may be faced with a significant amount of unsold finished goods inventory which could have a material adverse effect on the Company's operations.

BACKLOG; SEASONALITY

     As of January 1, 1997, the Company had unfilled orders of approximately $7.1 million, compared to approximately $4.9 million of such orders at the comparable date in 1996. These amounts include both confirmed orders and unconfirmed orders, which the Company believes, based on industry practice and its past experience, will be confirmed, and are therefore considered to be firm. Shipment of Spring orders normally commences in the early part of January with the major portion of Spring merchandise shipped in March and April. Shipment of Back-to-School/Fall orders normally commences in late June with the major portion of such merchandise shipped in August, September and October. The amount of unfilled orders at a particular time is affected by a number of factors, including the scheduling of the manufacture and shipping of the product which, in some instances, depends on the desires of the customer. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

     The Company's business is somewhat seasonal, but management believes that it is less so than many other apparel companies, primarily because of the Company's partial focus on basic sportswear, which is less seasonal than fashion sportswear. In addition, the Company believes its product mix is diverse and varied enough so that some of its products are popular at any time of year. The Company does, however, generally experience its strongest sales during its fourth quarter, from January 1 to March 31. The Company does not believe this variation has had a material adverse impact on its cash flow or operations, although there can be no assurance that this will not be the case in the future. See "Risk Factors -- Uncertainties in Apparel Retailing; General Economic Conditions."

FACTORING OF ACCOUNTS RECEIVABLE


     Generally, the Company's accounts receivable are paid within 60-75 days from invoice, which management believes is within industry standards. In March 1995, the Company entered into a Factoring Agreement with Republic, pursuant to which the Company receives advances against factored accounts receivable with interest at 1.5% over prime rate. Advances, which are at the discretion of Republic, generally are equal to 80% of eligible receivables. Republic also has provided the Company with financing for import letters of credit. The Company generally utilizes the factoring arrangement to the maximum extent permitted by Republic, which historically has allowed the Company to factor substantially all its accounts receivable. After the completion of the Offering, the Company intends to be less dependent upon its arrangement with Republic for its cash flow needs, thereby reducing its overall interest expense. The obligations of the Company to Republic are secured by a lien on all the Company's assets. As a result, there can be no assurance that there will be assets available for distribution to shareholders or creditors other than Republic in the event of a liquidation of the Company. See "Use of Proceeds"; "Risk Factors -- Dependence on Accounts Receivable Factorings."


EMPLOYEES

     At December 31, 1996, the Company employed approximately 55 full time individuals, of which seven occupy executive or managerial positions, approximately 34 hold design, production, quality control or distribution positions and the balance occupy sales, clerical and office positions. Approximately seven of the Company's warehouse packers are covered by a collective bargaining agreement with the United Production Workers Union Local 17-18 which is effective from June 15, 1996 through and including June 14, 1999. The Company considers its relations with its employees to be good and has not experienced any interruption of operations due to labor disputes.

PROPERTIES

     The Company occupies three facilities in Manhattan and one in New Jersey. The three Manhattan facilities, located at 1407 Broadway (its principal executive offices), 264 West 40th Street and 1384 Broadway, and which encompass approximately 8,000 square feet in total, house the Company's showroom and sales, merchandising, mail order and design staffs. These facilities are the subject of leases requiring a current annual base rental of approximately $187,000 in total, and continue until April 30, 2001.

     The Company's warehouse and certain executive offices are located in Cranbury, New Jersey (the "Warehouse"). The Warehouse is the subject of a lease requiring a current annual base rental of approximately $206,000 and continues until May 2001, with an option for the Company to renew for an additional two years.

     The Company believes that its existing facilities are adequate to meet its current and currently foreseeable requirements, although there can be no assurance thereof.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND KEY EMPLOYEES

     The following sets forth certain information with respect to the directors, executive officers and key employees of the Company.


              NAME                 AGE                         POSITION(S)
---------------------------------  ---     ----------------------------------------------------
Mitchell Dobies..................  38      President, Treasurer, Co-Chief Executive Officer and
                                           Director
Charles Sobel....................  36      Co-Chief Executive Officer, Executive Vice President
                                           and Director
Kathleen A. Dressel..............  31      Secretary
Jeffrey Marcus...................  42      Chief Financial Officer
Mitchell Herman..................  45      Director(1)
Gerald Cohen.....................  64      Director(1)
Jay M. Haft......................  61      Director(1)


---------------
(1) These individuals have been elected to become directors upon the Effective Date.

     Directors of the Company are elected annually at the annual meeting of stockholders and serve until the next annual meeting and until their successors are elected and qualify. Under the Company's By-laws, the number of directors constituting the entire Board of Directors shall be fixed, from time to time, by the directors then in office or by the stockholders. The directors may, however, decrease or increase the number of directors by majority action without soliciting stockholder approval. If the number of directors is not fixed, the number shall be four. The Board of Directors of the Company currently consists of two persons, Messrs. Dobies and Sobel. Upon the Effective Date, Messrs. Cohen, Haft and Herman will become members of the Board of Directors.

     The Underwriter shall have the right to nominate one member of the Board of Directors for a period of two years from the closing of the Offering. See "Underwriting."

     As a condition to listing the Company's securities on Nasdaq, the Company is required to ensure that independent directors represent a majority of the members of the Board of Directors, and for one such independent director to serve as Chairman. Messrs. Herman, Cohen and Haft, each an independent director, will represent a majority of the Board of Directors as of the Effective Date, and Mr. Haft will become Chairman of the Board of Directors upon the Effective Date. There can be no assurance that Nasdaq will not request further restrictions in the future, or that any other securities exchange on which the Company desires to list its securities will not request similar or more onerous restrictions. See "Risk Factors."

     Mitchell Dobies. Mr. Dobies is President, Co-Chief Executive Officer, Treasurer and a director of the Company. Prior to founding Jenna Lane, Inc., Mr. Dobies had extensive experience in apparel manufacturing and operation with both major organizations and entrepreneurial operations. From 1986 until 1995 Mr. Dobies was President and Chief Executive Officer of CR & ME, a vertically integrated domestic manufacturer of cut and sewn knit sportswear. Upon information and belief, that company has filed for liquidation under Chapter 7 of the United States Code (i.e. the bankruptcy code). From 1984 to 1986 he was Director of Operations of the Mens Division of Izod LaCoste, a division of General Mills. From 1982 to 1984 he was a shareholder and general manager of Necessary Objects, a moderate priced domestic manufacturer of women's apparel, of which he was the founder. From 1979 to 1981 he was a buyer for a retail chain specializing in junior apparel. See also, "Certain Legal Issues Concerning Management," below.

     Charles Sobel. Charles Sobel is Co-Chief Executive Officer, Executive Vice President and a director of the Company, and is in charge of all aspects of sales and merchandising. Mr. Sobel has more than 13 years of experience in selling women's apparel and maintains an extensive network of relationships with the senior management of most retail chains. From January 1994 until February 1995 Mr. Sobel was Executive Vice President of CR & ME. Upon information and belief, that company has filed for liquidation under Chapter 7 of the United States Code (i.e. the bankruptcy code). From September 1992 until joining CR & ME he was the Vice President and Sales Manager for the Women's Wear Division of Gitano Corporation. From 1982 to 1992 he was a Principal and Sales Manager of Style Up of California, a manufacturer of women's apparel and a division of Breton Industries.

     Kathleen A. Dressel. Ms. Dressel, Secretary of the Company, has been Operations Manager of the Company since its inception in March 1995. From September 1994 through March 1995, she was an Executive Assistant at CR & ME. From April 1986 through September 1994 she was an Administrative Assistant to the Senior Vice President of Merchandising of Jamesway Corporation, a regional discount department store.

     Jeffrey Marcus. Mr. Marcus was named Chief Financial Officer of the Company in April 1996. Mr. Marcus has 20 years of experience in public and private accounting. From 1991 to April 1996, he was Vice President of Finance and Administration for Biscayne Apparel International, Inc., a manufacturer and importer of women's and children's outerwear. In addition, Mr. Marcus was Managing Director of Mackintosh (UK) Limited, a foreign subsidiary of Biscayne. Prior to that, from 1981 to 1991, he was a Vice President and Controller within the Biscayne organization. Mr. Marcus is a certified public accountant and a member of the American Institute of Certified Public Accountants and of the New Jersey Society of Certified Public Accountants.

     Mitchell Herman. Mr. Herman has been elected to become a director upon the Effective Date. Since 1995, he has been Sales Manager of By Design, an apparel manufacturer. From 1990-1995, he was Sales Manager of E.S. Sutton, a manufacturer of knitwear. He also has previously been associated with Bradlees Department Stores, Jefferson Ward Stores and J.W. Mays.

     Gerald Cohen. Mr. Cohen has been elected to become a director upon the Effective Date. He is a certified public accountant and attorney who for the past five years has acted primarily as a financial consultant, advising businesses in business combinations and formation and general advisory work. He has previously served on the boards of directors of more than 12 public companies and several private companies. Mr. Cohen formerly served as personal accountant to Charles Sobel.

     Jay M. Haft. Mr. Haft has been elected to become a director and Chairman of the Board upon the Effective Date. Mr. Haft is a strategic and financial consultant for growth stage companies. He is a Managing General Partner of Venture Capital Associates, Ltd. and of Gen Am "I" Venture Fund, a domestic and international venture capital fund, respectively. Mr. Haft also is a director of numerous public and private corporations, including Robotic Vision Systems, Inc., Noise Cancellation Technologies, Inc., Extech Inc., Healthcare Acquisition Corp., Viragen, Inc., PC Service Source, Inc., DUSA Pharmaceuticals, Inc. and Oryx Technology Corp. He serves as Chairman of the Board of Noise Cancellation Technologies, Inc., Extech, Inc. and Healthcare Acquisition Corp. He also is a member of the Florida Commission on Government Accountability to the People. He is currently of counsel to Parker Duryee Rosoff & Haft, a New York City law firm. He was previously a senior partner of that firm from 1989-1994, and prior to that was a founding partner of Wofsey, Certilman, Haft, et al, from 1966-1988. He is a graduate of Yale College and Yale Law School.

CERTAIN LEGAL ISSUES CONCERNING MANAGEMENT

     In 1991, Mr. Dobies was convicted by a state court in Essex County, New Jersey, of theft in the third degree (a low-grade felony) of certain materials from a contractor of CR & ME, his former employer. Mr. Dobies agreed to a plea bargain, after which he received probation and community service. Mr. Dobies maintains that the only items he removed from the supplier's location were those owned by CR & ME, but did not believe it was in his or CR & ME's best interest to pursue a trial in the matter.

     As a condition to listing the Company's securities on Nasdaq, the Company is required to ensure that (i) independent directors represent a majority of the members of the Board of Directors, and for one such independent director to serve as Chairman and (ii) Messrs. Dobies and Sobel will agree not to sell or otherwise dispose of any securities of the Company beneficially owned by them (other than the Selling

Common Stockholder Shares to be sold by Messrs. Dobies and Sobel) for a period of two years from the Effective Date. There can be no assurance that Nasdaq will not request further restrictions in the future, or that any other securities exchange on which the Company desires to list its securities will not request similar or more onerous restrictions. See "Risk Factors."

     Mr. Stanley Kaplan may be deemed to be a promoter of the Company by virtue, among other things, of having served as a director, but he no longer serves as a director or officer of the Company, nor does he directly own any securities of the Company (although he previously did). Mr. Stanley Kaplan is, however, the owner of less than one percent of Walnut Financial Services, Inc., a publicly held company (of which he is neither director, officer or affiliate), a wholly owned subsidiary of which directly owns 95,238 shares of Common Stock (assuming conversion of the Series A Preferred Stock into the Preferred Conversion Shares) and which indirectly controls Universal Partners, L.P. which directly owns 19,048 shares of Common Stock (assuming conversion of the Series A Preferred Stock into Preferred Conversion Shares) and is an investor in the Bridge Financing (see "Concurrent Offerings"). On August 12, 1994, Mr. Stanley Kaplan settled, without admitting or denying any allegations, a civil action brought against him by the Commission relating to Atratech, Inc. The action charged Mr. Kaplan with certain violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Exchange Act"). As part of the settlement, Mr. Kaplan was permanently restrained and enjoined from future violations of the securities laws and was permanently barred from acting as an officer or director of any issuer that has a class of securities registered under Section 12 of the Exchange Act or that is required to file reports pursuant to Section 15(d) of the Exchange Act. Mr. Stanley Kaplan was a controlling shareholder of GVMCI, a consulting firm. GVMCI performed certain consulting services for the Company from January 1996 through July 1996. The Company and GVMCI terminated their relationship and GVMCI has permanently ceased all business activity and returned all fees earned to the Company. See "Risk Factors."

RESTRICTIONS CONTAINED IN AGREEMENTS WITH FORMER EMPLOYER

     Mr. Dobies has entered into an agreement with the shareholders of CR & ME, and Mr. Sobel has entered into an agreement with CR & ME, both of which agreements were in connection with their termination of employment with CR & ME in early 1995 and certain other matters. Since Messrs. Dobies and Sobel's departure from CR & ME, upon information and belief, that company has filed for liquidation under Chapter 7 of the United States Code (i.e. the bankruptcy code). Mr. Sobel's agreement (pursuant to which his employment was terminated) provides that he must "refrain from actively seeking other employment" during the eight week period which ended on March 3, 1995 and that during that period he may not attend interviews with competing employers. Management believes that Mr. Sobel neither attended an interview with the Company nor did he actively seek employment with the Company during this period. An action brought by Mr. Sobel against CR & ME and its principals, which included certain counterclaims by the principals, was recently settled with prejudice. CR & ME has commenced adversary proceedings (akin to litigation within a bankruptcy proceeding) against Messrs. Dobies and Sobel alleging, among other things, that certain payments made to them by CR & ME were improper "insider" payments that must be returned. The Company is not named in these proceedings. The action against Mr. Sobel was recently settled with prejudice. Neither the Company nor Mr. Dobies can predict the outcome of such proceeding. In addition, both Mr. Dobies' and Mr. Sobel's agreements provide that they may not "induce or attempt to induce" any employee of CR & ME (or an affiliate thereof, in Mr. Dobies' case) to leave without prior approval from CR & ME's Board of Directors. The agreements state, however, that the individuals may hire any employee who has been discharged or has left of his or her own volition. To date, the Company has hired a number of former CR & ME employees, all of which employees the Company believes were terminated or discharged. Notwithstanding this, CR & ME might claim a violation of the foregoing provisions. Management believes, however, that if CR & ME is able to succeed in preventing the Company from hiring any individual formerly in its employ, the Company would not have great difficulty finding other qualified candidates to fill roles intended for any such individuals. Further, there can be no assurance that Messrs. Dobies and Sobel's actions prior to the date hereof might not be interpreted as inducing or attempting to induce certain of CR & ME's employees to join the Company.

DIRECTORS' COMPENSATION


     The Company currently pays $1,000 per meeting (plus travel and related expenses) to members of the Board of Directors who are not employees of the Company. On March 12, 1997, the Board of Directors granted 2,500 ten-year Options under the Option Plan to each of Messrs. Haft, Herman and Cohen, contingent upon their joining the Board upon the Effective Date. Members of management who also serve as directors are not provided separate compensation for their service as directors.


     In June 1996, the Company paid Lawrence Kaplan, a former director of the Company, compensation in the form of 57,143 Performance Shares as an inducement for him to continue to serve as a director of the Company. With respect to the Performance Shares, (a) one-half of these shares ("One Half") shall be repurchased by the Company for the par value thereof in the event that the Company does not achieve net income before taxes ("Net Income") of at least $2.0 million during the period of April 1, 1997 through March 31, 1998 ("1998 Fiscal Year"), provided that (i) only one-half of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1998 Fiscal Year of at least $1.5 million but less than $1.75 million, and (ii) only one-quarter of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1998 Fiscal Year of at least $1.75 million but less than $2.0 million, and (b) One Half shall be repurchased by the Company for the par value thereof in the event that the Company does not achieve Net Income of at least $2.5 million during the period of April 1, 1998 through March 31, 1999 ("1999 Fiscal Year"), provided that (x) only one-half of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1999 Fiscal Year of at least $2 million but less than $2.25 million and (y) only one-quarter of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1999 Fiscal Year of at least $2.25 million but less than $2.5 million. Net Income, for purposes of the foregoing calculations, will exclude any tax deduction obtained by the Company solely on account of the issuance of the Performance Shares and all similar Performance Shares issued to directors and members of management of the Company. These shares, unlike the Performance Shares owned by Messrs. Dobies and Sobel, otherwise were not subject to vesting or any other requirement that Mr. Kaplan remain as a director of the Company for any specified period. Mr. Kaplan resigned as a director of the Company in February 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon the Effective Date, the Board of Directors will establish an Audit Committee consisting of Messrs. Dobies, Haft and Cohen. The Audit Committee will review (i) the Company's audit functions, (ii) with management, the finances, financial condition and interim financial statements of the Company, (iii) with the Company's independent auditors, the year end financial statements of the Company and (iv) the implementation of any action recommended by the independent auditors.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth all cash compensation paid by the Company, as well as certain other compensation paid or accrued, to certain executive officers during the fiscal years ended March 31, 1996 and March 31, 1995. No other executive officer of the Company received salary and bonus compensation in excess of $100,000 during such fiscal years. The full Board of Directors of the Company determines all compensation with regard to the executive officers of the Company, taking into account such factors as they deem appropriate.

                                                               ANNUAL COMPENSATION
                                                     ---------------------------------------
              NAME AND PRINCIPAL POSITION            YEAR    SALARY       BONUS       OTHER
    -----------------------------------------------  -----  --------     -------     -------
    Mitchell Dobies................................   1996  $200,000     $15,000(1)  $36,760(2)
    President and Co-Chief Executive Officer          1995  $  7,692       -0-              (3)
    Charles Sobel..................................   1996  $200,000     $15,000(1)  $36,760(2)
    Executive Vice President and                      1995  $  7,692       -0-              (3)
    Co-Chief Executive Officer
    Ernie Baumgarten...............................   1996  $114,800       -0-       $23,969(2)
    Vice President                                    1995  $    -0-       -0-              (3)

---------------

(1) Includes cash bonuses accrued in March 1996 but not paid until April 1996.

(2) Includes the following: (i) health insurance to these individuals and their families and (ii) an expense/auto allowance and expense reimbursement to Messrs. Dobies and Sobel of $2,500 per month each and to Mr. Baumgarten of $1,500 per month. The Company had entered into Employment Agreements, dated March 24, 1995, with these individuals. In February, 1996, Mr. Baumgarten resigned from the Company, pursuant to which his Employment Agreement was terminated and Performance Shares previously issued to him were repurchased by the Company for the par value thereof pursuant to his Employment Agreement. See "Management -- Employment Agreements."

(3) Messrs. Dobies and Sobel each received 222,857 Performance Shares in March 1995. Mr. Baumgarten received 68,571 Performance Shares in March 1995 which were repurchased by the Company in February 1996.

EMPLOYMENT AGREEMENTS

  Mitchell Dobies and Charles Sobel

     Messrs. Dobies and Sobel each has executed an Amended and Restated Employment Agreement, dated as of February 1, 1997, with the Company (the "Employment Agreements"), which provides for (i) a three-year term ending January 31, 2000 (automatically renewable thereafter from year to year if not terminated); (ii) a base salary of $225,000 (plus expense allowance of $3,500 monthly) through March 31, 1997, $250,000 (plus expense allowance of $3,500 monthly) during the 1998 Fiscal Year, $275,000 (plus expense allowance of $3,834 monthly) during the 1999 Fiscal Year and $300,000 (plus expense allowance of $4,167 monthly) for the period from April 1, 1999 through March 31, 2000; (iii) health insurance coverage for each such individual and his family (or reimbursement for reasonable personal expense therefor), (iv) the right to receive such portion of the Management Profit Participation (as defined below) as is determined by the Board of Directors, (v) 222,857 Performance Shares for Mr. Dobies, (vii) 291,429 Performance Shares for Mr. Sobel and (viii) minimum bonuses of $15,000 for Mr. Dobies and for Mr. Sobel. Mr. Sobel also will receive an additional minimum bonus, solely for the year ended March 31, 1997, equal to $32,000. The employment agreements also include non-competition, confidentiality and non-solicitation provisions.

     The Company has agreed to set aside 12 1/2% of the Company's pre-tax profit, with a minimum of $100,000 in the aggregate (if pre-tax profit exceeds one million dollars), to the extent above one million dollars, each fiscal year for payment to members of management ("Management Profit Participation"), to be divided among such members of management as the Board of Directors shall determine.

     The Company also has issued the number of Performance Shares to those individuals indicated above, (a) one-half of these shares ("One Half") shall be repurchased by the Company for the par value thereof in the event that the Company does not achieve Net Income of at least $2.0 million during the 1998 Fiscal Year, provided that (i) only one-half of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1998 Fiscal Year of at least $1.5 million but less than $1.75 million, and
(ii) only one-quarter of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1998 Fiscal Year of at least $1.75 million but less than $2.0 million, and (b) One Half shall be repurchased by the Company for the par value thereof in the event that the Company does not achieve Net Income of at least $2.5 million during the 1999 Fiscal Year, provided that (x) only one-half of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1999 Fiscal Year of at least $2 million but less than $2.25 million and (y) only one-quarter of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1999 Fiscal Year of at least $2.25 million but less than $2.5 million. Net Income, for purposes of the foregoing calculations, will exclude any tax deduction obtained by the Company solely on account of the issuance of the Performance Shares and all similar Performance Shares issued to directors and members of management of the Company.

     In addition, the retention of the Performance Shares by Messrs. Dobies and Sobel is subject to vesting, as follows: all of the Performance Shares shall be repurchased by the Company for the par value thereof upon termination of such person's employment with the Company in the event that his employment shall terminate prior to March 31, 1998, if such termination is by the Company for Cause or by Mr. Dobies or Sobel for Good Reason (each as defined below); and one-half of which Performance Shares shall be repurchased by the

Company for the par value thereof upon termination of such person's employment with the Company in the event that his employment shall terminate after March 31, 1998 and prior to March 31, 1999, if such termination is by the Company for Cause or by Mr. Dobies or Mr. Sobel for Good Reason (each as defined below). As indicated above, these vesting restrictions do not apply to the Performance Shares issued to Lawrence Kaplan, a former director of the Company, who has retained his Performance Shares even though he has resigned as a director of the Company.

     The Employment Agreements contain provisions for termination by the Company upon the death or disability of Mr. Dobies or Mr. Sobel, respectively, or for Cause, which is defined as a nonappealable judicial determination of his malfeasance or dishonesty with respect to actions related to the Company, or conviction or plea of guilty or no contest of any felony or any crime against the Company or certain failures to act upon express lawful direction of the Board of Directors. Mr. Dobies or Mr. Sobel also may terminate their respective Employment Agreements for Good Reason, defined as (i) after 30 days' written notice and opportunity to cure, any breach of the terms of the Employment Agreement by the Company or (ii) a Change in Control. The Employment Agreements define Change in Control as (i) the acquisition by a person of 20% or more of the combined voting power of the Company, unless more than 80% of the Board of Directors decides that no change in control has occurred (provided, however, if a person has acquired 33 1/3% of the voting power of the Company a change of Control shall be deemed to have occurred), (ii) if there be a change in the majority membership of the Board of Directors pursuant to a sale of at least 10% of the equity of the Company to a third party, and at least 80% of all the members of the Board of Directors prior to such change approve such change in membership or (iii) certain changes in control as defined under the Exchange Act, unless three-quarters of the Board prior to such change determine that no change in control has occurred. The Employment Agreements provide for certain severance payments upon termination by Mr. Dobies or Mr. Sobel for Good Reason, or by the Company for any reason other than Cause.

  Eric Holtz

     Eric Holtz, Director of Imports, is expected to enter into an employment agreement with the Company in the near future. It is currently anticipated, although no assurance can be given, that the agreement will provide for (i) a one-year term, (ii) commissions which commence at 1% of sales made by him and increase to 7% or more depending upon Gross Profit (to be defined in his agreement) earned on such sales, (iii) a one percent override on other import sales not generated by him individually, (iv) a $150,000 per year draw against commissions and overrides, with any amounts of such draw in excess of commissions and overrides being repayable by Mr. Holtz to the Company in the event he terminates his employment or in the event of his termination by the Company for Cause, which draw will never be less than eighty percent (80%) of his aggregate compensation in any previous fiscal year, (v) a $2,000 per month expense allowance, (vi) a minimum bonus of $7,500 and (vii) perquisites comparable to Messrs. Dobies and Sobel. Mr. Holtz also will participate in the Management Profit Participation, and shall receive no less than one-half of the amount received by each of Messrs. Dobies and Sobel therefrom. The agreement also is expected to include non-competition, confidentiality and non-solicitation provisions. The agreement also is expected to provide that Mr. Holtz will be entitled to receive commissions and overrides on sales which are completed within six months after his departure, if efforts to achieve such sales were commenced during his employment. Also, upon termination by the Company other than for Cause, Mr. Holtz would be able to receive a pro-rated portion of any payments made on the Management Profit Participation with respect to the fiscal year during which his employment terminated (earning no less of a percentage of the aggregate amount paid than in previous years) and certain other severance payments, likely to include his full draw for the remainder of the year of the contract then applicable, which are still under negotiation. Cause is defined in a substantively similar manner to those contained in Messrs. Dobies and Sobel's Employment Agreements.

INCENTIVE STOCK OPTION PLAN

     In August 1996, the Company adopted the Option Plan by written consent of all the directors and a majority of the stockholders of the Company. The Option Plan is administered by the Board of Directors (or by a committee of the Board of Directors, if one is appointed for this purpose), provided that members of the

Board of Directors who are either eligible for Awards (as defined below) or have been granted Awards may not vote on any matters affecting the administration of the Plan or the grant of any Award pursuant to the Plan in accordance with Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event any employee granted an Award under the Option Plan is, at the time of such grant, a member of the Board of Directors of the Company, the grant of such Award shall, in the event the Board of Directors at the time such award is granted is not deemed to satisfy the requirement of Rule 16b-3(c)(2) promulgated under the Exchange Act, be subject to the approval of an auxiliary committee consisting of not less than two persons all of whom qualify as "disinterested persons" within the meaning of Rule 16b-3(c)(2) promulgated under the Exchange Act. In the event the Board of Directors deems it impractical to form a committee of disinterested persons, the Board of Directors is authorized to approve any Award under the Option Plan. The Option Plan shall remain in effect for a term of ten (10) years from August 16, 1996, its date of adoption, unless sooner terminated under the terms of the Option Plan.

     The Option Plan provides for the granting of incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options (individually, an "Award" or collectively, "Awards"), to those officers or other key employees, or consultants, with potential to contribute to the future success of the Company or its subsidiaries, provided, that only employees may be granted incentive stock options. The Board of Directors has discretion to select the persons to whom Awards will be granted (from among those eligible), to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the Option Plan. Notwithstanding the foregoing, with respect to incentive stock options, the aggregate fair market value (determined at the time such Award is granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year shall not exceed $100,000 under all plans of the employer corporation or its parent or subsidiaries. The Board of Directors' decisions are binding on the Company and persons eligible to participate in the Option Plan and all other persons having any interest in the Option Plan. It is presently anticipated that approximately 8-15 individuals initially will participate in the Option Plan.


     The total number of shares of Common Stock that may be subject to Awards under the Option Plan is 600,000, subject to adjustment in accordance with the terms of the Option Plan. The Company has agreed with the Underwriter that, commencing on April 1, 1997, no more than 150,000 shares of Common Stock subject to Awards may be granted during any single fiscal year of the Company under the Option Plan, provided that the Underwriter has consented to the granting of 144,159 Options prior to the date hereof which were otherwise to be granted during the fiscal year ended April 30, 1998. Common Stock issued under the Option Plan may be either authorized but unissued shares, treasury shares or any combination thereof. To the fullest extent permitted under Rule 16b-3 under the Exchange Act and Sections 162(m) and 422 of the Code, any shares of Common Stock subject to an Award which lapses, expires or is otherwise terminated prior to the issuance of such shares may become available for new Awards.



     The Company granted, on August 16, 1996, an aggregate of 100,000 Awards as follows: 25,000 Awards to Mitchell Dobies, 25,000 Awards to Charles Sobel and 50,000 Awards to Eric Holtz (see "Business -- Sales Groups -- Imports"). All options which are the subject of such Awards are exercisable at $3.00 per share and 66,667 of such awards have vested, with the remaining Awards (all granted to Mr. Holtz) vesting on April 1, 1997. On February 1, 1997, the Company agreed to grant, on the Effective Date, 50,000 Awards, exercisable at $5.00 per share, to Eric Holtz, 25,000 Awards, exercisable at $5.00 per share, to Mitchell Dobies, and 25,000 Awards, exercisable at $5.00 per share, to Charles Sobel. On March 12, 1997 the Board of Directors agreed to grant, on the Effective Date, 2,500 Awards to each of Messrs. Haft, Herman and Cohen and 86,659 Options to employees of the Company. These Awards are exercisable for 10 years and vest in equal portions over a three-year period. No other Awards have been granted.


     Options to purchase Common Stock granted as Awards ("Options"), which may be nonqualified or incentive stock options, may be granted under the Option Plan at an exercise price (the "Option Price") determined by the Board of Directors in its discretion, provided, that the Option Price of incentive stock options may be no less than the fair market value of the underlying Common Stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a ten percent stockholder).

     Options will expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as determined by the Board of Directors. Notwithstanding the foregoing, however, each Option shall, except as otherwise provided in the stock option agreement between the Company and an optionee, become exercisable in full for the aggregate number of shares covered thereby unconditionally on the first day following the occurrence of any of the following: (a) the approval by the stockholders of the Company of an Approved Transaction; (b) a Control Purchase; or (c) a Board Change (each as defined below).

     For purposes of the Option Plan, (i) an "Approved Transaction" shall mean
(A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (ii) a "Control Purchase" shall mean circumstances in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any Subsidiary) (x) shall purchase any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors, or (y) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities), and (iii) A "Board Change" shall mean circumstances in which, during any period of two consecutive years or less, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office.

     In the event that dividends are payable in Common Stock or in the event there are splits, subdivisions or combinations of shares of Common Stock, the number of shares available under the Option Plan shall be increased or decreased proportionately, as the case may be, and the number of shares delivered upon the exercise thereafter of any Option theretofore granted or issued shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

     In the event that an Option holder ceases to be an employee for any reason other than permanent disability (as determined by the Board of Directors) and death, any Option, including any unexercised portion thereof, which was otherwise exercisable on the date of termination, shall expire unless exercised within a period of three months from the date on which the Option holder ceased to be so employed, but in no event after the expiration of the exercise period. In the event of the death of an Option holder during this three month period, the Option shall be exercisable by his or her personal representatives, heirs or legatees to the same extent that the Option holder could have exercised the Option if he or she had not died, for the three months from the date of death, but in no event after the expiration of the exercise period. In the event of the permanent disability of an Option holder while an employee, any Option granted to such employee shall be exercisable for twelve (12) months after the date of permanent disability, but in no event after the expiration of the exercise period. In the event of the death of an Option holder while an employee, or during the twelve (12) month period after the date of permanent disability of the Option holder, that portion of the Option which had become exercisable on the date of death shall be exercisable by his or her personal representatives, heirs or legatees at any time prior to the expiration of one (l) year from the date of the death of the Option holder, but in no event after the expiration of the exercise period. Except as the Board of Directors shall provide otherwise, in the event an Option holder ceases to be an employee for any reason, including death, prior to the lapse of the waiting period, his or her Option shall terminate and be null and void.

     The Board of Directors may at any time alter, amend, suspend or discontinue the Option Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any recipient of an Option under any agreement theretofore entered into under the Option Plan, without his consent, or which, without the requisite vote of the stockholders of the Company approving such action, would:

          (a) except as is provided in the Option Plan, increase the total number of shares of stock reserved for the purposes of the Option Plan; or

          (b) extend the duration of the Option Plan; or

          (c) materially increase the benefits accruing to participants under the Option Plan; or

          (d) change the category of persons who can be eligible participants under the Option Plan. Without limiting the foregoing, the Board of Directors may, any time or from time to time, authorize the Company, without the consent of the respective recipients, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options.

401(K) SAVINGS PLAN

     Effective August 1, 1996, the Company established the Jenna Lane, Inc. 401(k) Plan (the "401(k) Plan") under Section 401(k) of the Code. Under the 401(k) Plan, employees may contribute up to 25% of their compensation per year subject to elective limits as defined by the guidelines of the Internal Revenue Service, and the Company may make profit sharing contributions to the Plan in such amount, if any, that it shall determine, provided, that the Company has agreed with the Underwriter that, for the first two years of operation of the 401(k) Plan, the Company shall not make a contribution in excess of an amount equal to five percent (5%) of the amount of earnings before taxes of the Company in excess of $1 million. Any contributions by the Company will be allocated as an equal percentage of each eligible participant's compensation for the applicable year during the 401(k) Plan. Since the establishment of the 401(k) Plan, the Company has not made any contributions to the 401(k) Plan.

LIMITATION OF LIABILITY

     The General Corporation Law of the State of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty with certain exceptions. The exceptions include a breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

     The Company believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liabilities arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of injunctive relief or rescission.

     The Company intends to enter into Indemnification Agreements with each of its directors and executive officers prior to or shortly after the closing of the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

                              CERTAIN TRANSACTIONS

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Mitchell Dobies, the President and Co-Chief Executive Officer of the Company and Charles Sobel, Co-Chief Executive Officer and Executive Vice President of the Company. See "Management -- Employment Agreements."

SERIES A PRIVATE PLACEMENT

     In March and April 1995, G-V Capital Corp. ("G-V") acted as placement agent in connection with the private placement of 500,000 shares of Series A Preferred Stock (the "Series A Placement") with aggregate gross proceeds to the Company of $1,000,000. G-V received $100,000 in commissions, a non-accountable expense allowance of $10,000 and 95,238 shares of Common Stock in consideration of its service as placement agent. The 500,000 shares of Series A Preferred Stock are automatically convertible upon the closing of the Offering into an aggregate of 952,381 Preferred Conversion Shares. The holders of the Series A Preferred Stock have agreed not to sell or otherwise dispose of their shares of Preferred Conversion Shares prior to October 31, 1997 without the prior written consent of the Underwriter. Lawrence Kaplan, a former director and current stockholder of the Company, is the sole stockholder, officer and director of G-V. See "Management"; "Principal Stockholders."

NOVEMBER UNIT OFFERING

     In November 1995, the Company sold investment units comprising an aggregate of $500,000 principal amount of the November Notes and 190,476 shares of Common Stock (the "November Offering"). The November Notes are payable, together with interest at the rate of 10% per annum, on the earlier of November 1997 and the closing of the Offering. The holders of the shares of Common Stock issued in the November Offering have agreed not to sell or otherwise dispose of such shares prior to November 30, 1997 without the prior written consent of the Underwriter. See "Use of Proceeds."

CONSULTING AGREEMENT

     On January 1, 1996, the Company engaged GVMCI as a financial consultant, pursuant to which GVMCI received a monthly consulting fee through July 31, 1996. The Company and GVMCI terminated their relationship, and GVMCI has permanently ceased all business activity and returned all fees earned to the Company. Lawrence Kaplan, a former director of the Company, was a principal shareholder, officer and director of GVMCI. In addition, Stanley Kaplan, a former director of the Company who may be deemed to be a promoter of the Company, was a principal shareholder, officer and director of GVMCI. See "Risk Factors."

BRIDGE FINANCING

     In August 1996, the Company completed the Bridge Financing of an aggregate of $500,000 principal amount of Bridge Notes and 1,000,000 Bridge Warrants. The Bridge Notes are payable, together with interest at the rate of 10% per annum, on the earlier of August 1997 and the closing of the Offering. See "Use of Proceeds." The Bridge Warrants entitle the holders thereof to purchase one share of Common Stock but will be exchanged automatically on the closing of the Offering for the Selling Warrantholder Warrants, each of which will be identical to the Warrants offered hereby. The Selling Warrantholder Warrants and underlying shares have been registered for resale in the Registration Statement of which this Prospectus forms a part. The holders of the Bridge Warrants have agreed not to sell or otherwise dispose of their Bridge Warrants or Warrant Shares for a period of 18 months after the Effective Date.

CERTAIN ISSUANCES OF SECURITIES TO EXECUTIVE OFFICERS AND DIRECTORS; SELLING SECURITYHOLDERS; CERTAIN RELATIONSHIPS

     In June 1996, Mr. Sobel was issued 68,571 Performance Shares.

     Stanley Kaplan, who may be deemed to be a promoter of the Company, was formerly, but is no longer, a director and direct stockholder of the Company. Mr. Stanley Kaplan is, however, the owner of less than one percent of a publicly held company (of which he is neither director, officer or affiliate), a wholly owned subsidiary of which directly owns 95,238 shares of Common Stock (assuming conversion of the Series A Preferred Stock into Preferred Conversion Shares), and which indirectly controls Universal Partners, L.P., which directly owns 19,048 shares of Common Stock (assuming conversion of the Series A Preferred Stock into Preferred Conversion Shares) and is an investor in the Bridge Financing. He had purchased, on March 17, 1995, 37,000 shares of Common Stock (prior to taking into account the Stock Dividend) for an aggregate purchase price of $37,000 (the "March Purchase Shares"). He also had received, on March 17, 1995, 30,000 Performance Shares (prior to taking into account the Stock Dividend). His wife, Eileen A. Kaplan, had purchased, on April 13, 1995, 20,000 shares of Series A Preferred Stock for an aggregate purchase price of $40,000 (the "Kaplan Preferred Shares"). The March Purchase Shares and the Kaplan Preferred Shares are no longer owned by Stanley Kaplan or any member of his immediate family. The Performance Shares were repurchased by the Company for an aggregate of $300 in April 1996. Stanley Kaplan resigned as a director on February 1, 1996. In addition, Stanley Kaplan was an officer, director and principal shareholder of GVMCI, which has permanently ceased all business activity and returned all fees earned to the Company. On August 12, 1994, Stanley Kaplan settled, without admitting or denying any allegations, a civil action brought against him by the Commission relating to Atratech, Inc. The action charged Stanley Kaplan with certain violations of the Securities Act and the Exchange Act. As part of the settlement, Stanley Kaplan was permanently restrained and enjoined from future violations of the securities laws and was permanently barred from acting as an officer or director of any issuer that has a class of securities registered under Section 12 of the Exchange Act or that is required to file reports pursuant to Section 15(d) of the Exchange Act. See "Risk Factors -- Certain Legal Issues Concerning Management; Inability to Obtain Nasdaq Listing/Blue Sky Law."

     Mitchell Dobies and Charles Sobel are the sole Selling Common Stockholders. See "Concurrent Offerings."

     Lawrence Kaplan, a former director of the Company, is the sole shareholder, officer and director of G-V and was an officer, director and principal shareholder of GVMCI, which has permanently ceased all business activity. The compensation which G-V and GVMCI have received from the Company, all of which, as to GVMCI, has been returned to the Company, are described above. Mr. Kaplan also beneficially owns an aggregate of 479,995 shares of Common Stock (including shares owned by G-V and either jointly with or solely by his wife Helaine, as custodian for certain minors), of which 57,143 directly owned shares are Performance Shares. During the last fiscal year of the Company, Mr. Kaplan solely or jointly with his wife invested $120,000 for 60,000 shares of Series A Preferred Stock and $125,000 for $125,000 in installment promissory notes of the Company and 25,000 shares of Common Stock as part of the November Offering. Lawrence Kaplan also is a Selling Warrantholder, having purchased $87,500 in principal amount of the Bridge Notes and 175,000 Bridge Warrants in the Bridge Financing for an aggregate investment of $87,500. In addition, as a condition to the approval by Nasdaq of the Company's listing application, Mr. Kaplan has agreed to an additional lock-up of (i) all securities received by him during 1995 for a period of 12 months and (ii) all securities received by him during 1996 for a period of 24 months from the Effective Date. See "Principal Stockholders," and "Concurrent Offerings."

     Gerald Cohen, who was elected to become a director upon the Effective Date, was formerly the personal accountant to Mr. Sobel.

     The Company believes that all arrangements described above in "Certain Transactions" were and are on terms that would have been able to be obtained had such transactions been consummated with unaffiliated persons, although no assurance can be given that such opportunities to conduct transactions with unaffiliated persons were or are available to the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of the date of this Prospectus, information relating to each executive officer and director and any person who is known to the Company to be the beneficial owner of more than five percent of the Company's voting securities, and all executive officers and directors as a group.

                                                    BENEFICIAL OWNERSHIP
                                                       OF COMMON STOCK        BENEFICIAL OWNERSHIP
                                                        PRIOR TO THE             OF COMMON STOCK
                                                         OFFERING(1)          AFTER THE OFFERING(1)
                                                    ---------------------     ---------------------
           NAME OF BENEFICIAL OWNERS(1)              NUMBER       PERCENT      NUMBER       PERCENT
--------------------------------------------------  ---------     -------     ---------     -------
Mitchell Dobies(2)................................    782,381      26.08%       782,381      18.63%
Charles Sobel(2)..................................    775,714      25.86%       775,714      18.47%
Lawrence Kaplan(2)(3).............................    479,995      16.00%       479,995      11.43%
Jay M. Haft(4)....................................     47,620       1.59%        47,620       1.13%
All current executive officers and directors
  as a group (2 persons)..........................  1,558,095      51.94%     1,558,095      37.10%

---------------

(1) Unless otherwise indicated herein and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such stockholder and directly owns all such shares in such stockholder's sole name. Assumes conversion of all outstanding shares of Series A Preferred Stock into Preferred Conversion Shares. Does not include 294,159 options to purchase Common Stock currently outstanding under the Option Plan. Assumes no exercise of the Warrants or the Selling Warrantholder Warrants.


(2) Includes 222,857 Performance Shares for Mr. Dobies, 291,429 Performance Shares for Mr. Sobel and 57,143 Performance Shares for Lawrence Kaplan. Mailing address for Messrs. Dobies and Sobel is c/o Jenna Lane, Inc., 1407 Broadway, Suite 1801, New York, New York 10018. Mailing address for Mr. Kaplan is 150 Vanderbilt Motor Parkway, Suite 311, Hauppauge, New York 11788. See "Management" and "Management -- Employment Agreements."

(3) Includes an aggregate of 19,048 shares of Common Stock owned by Helaine Kaplan as custodian for Michelle Kaplan and Robert Kaplan. Also includes 95,238 shares of Common Stock owned jointly with Helaine Kaplan. Helaine Kaplan is Lawrence Kaplan's wife. Also includes 95,238 shares of Common Stock owned by G-V. Does not include shares owned of a public company, a subsidiary of which owns 95,238 shares of Common Stock (assuming conversion of the Series A Preferred Stock into Preferred Conversion Shares), and which indirectly controls Universal Partners, L.P., which directly owns 19,048 shares of Common Stock (assuming conversion of the Series A Preferred Stock into Preferred Conversion Shares) and is an investor in the Bridge Financing.

(4) All such shares are owned by Clayre Haft, Mr. Haft's wife. Mr. Haft is not currently a director but will become a director upon the Effective Date. Mr. Haft's address is 201 S. Biscayne Blvd., Miami, Florida 33131.

                              CONCURRENT OFFERINGS

     The registration statement of which this Prospectus forms a part also includes the concurrent registration of securities owned by the Selling Securityholders. The 1,000,000 Selling Warrantholder Warrants are being issued to the Selling Securityholders as of the closing of the Offering in replacement of Warrants issued pursuant to the Bridge Financing. In addition, the 90,000 Selling Common Stockholder Shares which, together with 45,000 Warrants, will be sold as part of the Underwriters' over-allotment option, if the option is exercised, will be registered. The Selling Warrantholder Warrants and such additional 45,000 Warrants will be identical to the Warrants being offered hereby. All of the Selling Securityholder Securities will be registered, at the Company's expense, under the Securities Act and are expected to become tradeable on or about the effective date of the Offering. The Company will not receive any proceeds from the sale of any Selling Securityholder Securities. Sales of Selling Securityholder Securities or even the potential of such sales could have an adverse effect on the market prices of the Common Stock and the Warrants. The Selling

Warrantholders have agreed not to sell their Selling Warrantholder Warrants or the underlying shares for a period of eighteen months after the completion of the Offering.

     In the event that the Underwriter exercises the over-allotment option, the Underwriter will purchase the first 90,000 shares of Common Stock to be included in the Units sold under such option from the Selling Common Stockholders at a purchase price of $4.50 per share (the $10.125 Unit price less a valuation of $0.125 per Warrant and less the 10% underwriting discount). If the Underwriter exercises the over-allotment option for less than 45,000 Units, the Underwriter will purchase shares from each of the Selling Common Stockholders on a pro rata basis.

     The sale of the securities by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise.

     There are no material relationships between any Selling Securityholder and the Company, except that Mitchell Dobies and Charles Sobel are the sole Selling Common Stockholders. See "Certain Transactions." The Company has been informed by the Underwriter that there are no agreements between the Underwriter and any Selling Securityholder regarding the distribution of the Selling Securityholder Securities other than the lock-up agreements described herein.

     Selling Securityholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholder Securities may not simultaneously engage in market-making activities with respect to any securities of the Company during the applicable "cooling-off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event that the Underwriter is engaged in a distribution of Selling Securityholder Securities, such firm will not be able to make a market in the Company's securities during the applicable restrictive period. However, the Underwriter has not agreed to nor it is obligated to act as a broker-dealer in the sale of the Selling Securityholder Securities and the Selling Securityholders may be required, and in the event the Underwriter is a market-maker, will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Securityholder desiring to sell Shares or Warrants will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's securities by such Selling Securityholder. The Commission has proposed a new Regulation M, which will become effective on March 4, 1997 and is intended to replace Rules 10b-6 and 10b-7. Regulation M provides for similar but different prohibitions, which may effect the ability of the Selling Securityholders to sell their Selling Securityholder Securities.

     The Selling Securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     The following table sets forth the number of Selling Warrantholder Warrants owned by such Selling Warrantholder and the number of shares of Common Stock issuable upon the exercise of the Selling Warrantholder Warrants held by each Selling Securityholder, all of which Selling Warrantholder Warrants and underlying shares are to be offered for the Selling Securityholder's account.

                                                                             PERCENTAGE TO BE
                                                                                OWNED AFTER
              SELLING WARRANTHOLDER             WARRANTS      SHARES     COMPLETION OF OFFERING(1)
    ------------------------------------------  --------     --------    -------------------------
    Interpacific Capital Corporation..........   200,000      200,000               3.85%
    Universal Partners, L.P...................    50,000       50,000               0.96%
    Lawrence Kaplan(2)........................   175,000      175,000               3.37%
    Windy City, Inc...........................    25,000       25,000               0.48%
    Manhattan Group Funding...................    50,000       50,000               0.96%
    Sheldon Schwartz..........................   100,000      100,000               1.92%
    Edmond O'Donnell..........................    25,000       25,000               0.48%
    Michael Miller............................    25,000       25,000               0.48%
    Charles Rose..............................    50,000       50,000               0.96%
    Galaxy Investments, Inc...................   300,000      300,000               5.77%

---------------
(1) Assumes full exercise of the Selling Warrantholder Warrants and assumes no sale of any Selling Securityholder Securities after completion of the Offering. The Selling Warrantholders have agreed not to sell their Selling Warrantholder Warrants or shares of Common Stock underlying them for a period of eighteen months after the completion of this Offering.

(2) Lawrence Kaplan is a former director of the Company.

     The following table sets forth the number of shares of Common Stock which may be sold by each Selling Common Stockholder pursuant to this Prospectus and the shares of Common Stock held by such Selling Common Stockholders which are not covered by the Registration Statement. The Company will not receive any proceeds from the sale of such shares of Common Stock.

                                                                               SHARES NOT
                                                                               COVERED BY
                   SELLING COMMON STOCKHOLDER                 SHARES     REGISTRATION STATEMENT
    --------------------------------------------------------  -------    ----------------------
    Mitchell Dobies(1)......................................   30,000             752,381(2)
    Charles Sobel(3)........................................   60,000             715,714(4)
                                                               ------           ---------
              TOTAL.........................................   90,000           1,468,095
                                                               ======           =========

---------------
(1) Mitchell Dobies is President, Co-Chief Executive Officer and a director of the Company.

(2) Includes 222,857 Performance Shares. See "Management."

(3) Charles Sobel is Executive Vice President, Co-Chief Executive Officer and a director of the Company.

(4) Includes 291,429 Performance Shares. See "Management."

                           DESCRIPTION OF SECURITIES

     The following description of the Company's securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation, as amended, and By-laws, the Warrant Agreement among the Company and American Stock Transfer Company, as warrant agent, pursuant to which the Warrants will be issued and the Underwriting Agreement between the Company and the Underwriter (the "Underwriting Agreement"), copies of all of which have been filed with the Commission as Exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Company's authorized capital stock consists of 18,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"), of which 500,000 shares are designated as Series A Preferred Stock and 1,500,000 are "blank check" or subject to designation by the Board. All of the Company's outstanding 500,000 shares of Series A Preferred Stock will convert into 952,381 Preferred Conversion Shares at the closing of the Offering, upon which the Series A Preferred Stock will be cancelled.

COMMON STOCK

     The Company currently has issued and outstanding 2,047,619 shares of Common Stock, held of record by 12 holders. An additional 952,381 Preferred Conversion Shares will be issued upon conversion of the Series A Preferred Stock at the closing of the Offering to 31 holders who are not currently holders of Common Stock and 9 holders who are currently holders of Common Stock. Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Certificate of Incorporation.

     Holders of Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and non-assessable.

REDEEMABLE CLASS A WARRANTS

     Each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $7.00 at any time after issuance until the date which is three years after the date of this Prospectus. Commencing one year from the date of this Prospectus, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant provided that (x) 30 days prior written notice is given to the holders of the Warrants, (y) the closing bid price per share of Common Stock as reported on Nasdaq (or the last sale price, if quoted on a national securities exchange) has been at least $11.00 for the twenty consecutive trading days ending on the third day prior to the date of the notice of redemption and (z) the Company has then in effect a registration statement with respect to the Warrant Shares. All Warrants must be redeemed if any are redeemed.

     The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company and American Stock Transfer Company, as warrant agent ("Warrant Agent"), and will be evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.

     The exercise price of the Warrants was determined by negotiation between the Company and the Underwriter and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants. A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. The holders of the Warrants may exercise the Warrants at any time up to the business day prior to the date of redemption, provided that (i) a current registration statement relating to the shares of Common Stock underlying the Warrants is on file with the Commission and then in effect and (ii) such securities are qualified for sale or exempt from qualification under the securities laws of the state in which the particular holder of the Warrants resides. The Warrant Agreement requires the Company to endeavor to maintain a registration statement current and effective for these purposes. However, there can be no assurance that the Company will be able to do so. See "Risk Factors -- Current Prospectus Required to Exercise Warrants." Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable. For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants. The Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company.

UNDERWRITER'S OPTION

     The Company has agreed to grant to the Underwriter or its designees, upon the closing of the Offering, the Underwriter's Option to purchase the 60,000 Underwriter's Purchase Units. These securities will be identical to the securities offered hereby, except that the Warrants contained in the Underwriter's Purchase Units are not redeemable by the Company. The Underwriter's Option cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of the Underwriter, members of the Underwriter's syndicate or members of the selling group or their officers. The Underwriter's Option is exercisable during the three-year period commencing 12 months from the date of this Prospectus at an exercise price equal to 165% of the initial public offering price per Unit ($16.70625), subject to adjustment in certain events to protect against dilution. The Underwriter's Purchase Units and securities underlying them are being registered pursuant to the registration statement of which this Prospectus forms a part. See "Concurrent Offerings" and "Underwriting."

PREFERRED STOCK

     After completion of the Offering, the Company will be authorized to issue up to 2,000,000 shares of "blank-check" Preferred Stock, since upon conversion of the outstanding 500,000 shares of Series A Preferred Stock, the Board of Directors has resolved to cancel such series of Preferred Stock. The Board of Directors will have the authority to issue this Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Preferred Stock and has agreed that, for a period of two years after the Effective Date, it will not issue any shares of Preferred Stock without the prior written consent of the Underwriter. The holders of the Series A Preferred Stock have agreed not to sell or otherwise dispose of their shares of Preferred Conversion Shares for a period ending October 31, 1997 without the prior written consent of the Underwriter.

TRANSFER AGENT

     American Stock Transfer Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

BUSINESS COMBINATION PROVISIONS

     The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the law, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. The Company has not sought to "elect out" of the statute, and, therefore, upon closing of the Offering and the registration of its shares of Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company. In the event of certain changes in control of the Company, each of Messrs. Dobies and Sobel has the right in their respective Employment Agreements to receive certain payments in the event of certain terminations of their employment thereafter. See "Risk Factors -- Business Combinations" and "Management."

REGISTRATION RIGHTS

     The Company has granted certain piggy-back registration rights to (i) holders of 952,381 Preferred Conversion Shares issuable upon conversion of the 500,000 shares of Series A Preferred Stock purchased in the Series A Placement,
(ii) holders of 190,476 shares of Common Stock issued in the November Offering and (iii) holders of 1,000,000 Bridge Warrants and shares of Common Stock underlying such Bridge Warrants. The registration rights of those set forth in clauses (i) and (ii) have been waived with respect to the Offering. Although the Bridge Warrants and shares underlying them are being registered hereunder, the holders thereof have agreed not to sell such Bridge Warrants or shares for a period of eighteen months after the completion of the Offering. See "Concurrent Offerings." The holders of the Series A Preferred Stock have agreed not to sell or otherwise dispose of their shares of Preferred Conversion Shares for a period ending October 31, 1997 without the prior written consent of the Underwriter. The holders of the shares of Common Stock issued in the November Offering have agreed not to sell or otherwise dispose of such shares prior to November 30, 1997 without the prior written consent of the Underwriter.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 4,200,000 shares of Common Stock (assuming no exercise of the over-allotment option). Of these shares, 1,200,000 shares of Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Of the 3,000,000 shares of Common Stock currently outstanding (after giving effect to conversion of the Series A Preferred Stock), as of the closing of the Offering 2,910,000 will be "restricted" securities within the meaning of Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Such shares will be eligible for sale in the public market pursuant to Rule 144 commencing in March 1997. However, the holders of approximately 2,038,090 shares (or approximately 68% of the Common Stock outstanding prior to the Offering (after giving effect to the conversion of the Series A Preferred Stock into Common Stock)), have agreed not to publicly sell or otherwise dispose of any securities of the Company without the Underwriter's prior written consent for a period of 18 months after the date of this Prospectus. Further, the holders of the

Series A Preferred Stock have agreed not to sell or otherwise dispose of their shares of Preferred Conversion Shares for a period ending October 31, 1997, without the prior written consent of the Underwriter. The holders of the shares of Common Stock issued in the November Offering have agreed not to sell or otherwise dispose of such shares prior to November 30, 1997 without the prior written consent of the Underwriter. In addition, as a condition to the approval by Nasdaq of the Company's listing application, Mr. Lawrence Kaplan has agreed to an additional lock-up of (i) all securities received by him during 1995 for a period of 12 months and (ii) all securities received by him during 1996 for a period of 24 months from the Effective Date. See "Underwriting."

     In general, under Rule 144 a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three month period a number of restricted shares beneficially owned for at least two years that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements.

     Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of nonaffiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period. If all the requirements of Rule 701 are met, an aggregate of 100,000 shares subject to outstanding vested stock options may be sold pursuant to such rule at the end of this 90-day period.

     Pursuant to registration rights previously acquired by holders of 1,000,000 Bridge Warrants and 1,000,000 shares of Common Stock underlying such Bridge Warrants and pursuant to the agreement of the Company with respect to the Selling Common Stockholder Shares and the Underwriter's Purchase Units (and securities underlying such Units), the Company has, concurrently with the Offering, registered for resale on behalf of the Selling Securityholders, the Selling Securityholder Securities. The holders of the Bridge Warrants and shares underlying them have agreed not to sell such Bridge Warrants and shares for a period of eighteen months after the completion of the Offering. The Underwriter's Option is exercisable during the three-year period commencing 12 months after the date of this Prospectus. See "Concurrent Offerings."

     Certain other securityholders have piggy-back registration rights. See "Underwriting" and "Description of Securities -- Registration Rights."

     Prior to the Offering, there has been no market for any securities of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     Walsh Manning Securities, LLC, the Underwriter, has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the 600,000 Units offered hereby on a "firm commitment" basis, if any are purchased. It is expected that the Underwriter will distribute as a selling group member substantially all the Units offered hereby. It is also expected that the Underwriter will make a market in the Company's securities following the Offering.

     The Underwriter has advised the Company that it proposes to offer the Units to the public at the public offering prices set forth on the cover page of this Prospectus and to certain dealers who are members of the NASD, at such prices less concessions of not in excess of $0.50625 per Unit. After the commencement of the Offering, the public offering prices and the concession may be changed by the Underwriter.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company also has agreed to pay to the Underwriter an unaccountable expense allowance equal to 3% of the gross proceeds derived from the sale of Securities offered hereby, including any Units purchased pursuant to the Underwriter's overallotment option, $35,000 of which has been paid to date.

     The Company has granted to the Underwriter an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase from the Company, at the public offering price, less underwriting discounts, up to 90,000 Units for the purpose of covering over-allotments, if any. If this option is exercised, the Underwriter will purchase the first 45,000 Units by purchasing 90,000 shares from the Selling Common Stockholders for $4.50 per share (the $10.125 Unit price to the public less a price of $0.125 per Warrant less the 10% underwriting discount). The Warrants comprising the Units will be contributed by the Company for additional consideration equal to $0.125 per Warrant. See "Concurrent Offerings."

     The holders of approximately 68% of the shares of Common Stock outstanding prior to the Offering (after giving effect to the conversion of the Series A Preferred Stock into Common Stock), have agreed not to sell, assign, transfer or otherwise dispose publicly of any of their shares of Common Stock (i) in the case of the holders of Bridge Warrants, for a period of 18 months from the date of this Prospectus, (ii) in the case of the Preferred Conversion Shares, October 31, 1997, without the prior written consent of the Underwriter or (iii) in the case of the shares of Common Stock issued in the November Offering, November 30, 1997, without the prior written consent of the Underwriter.

     The Company has agreed to nominate one director designated by the Underwriter to the Company's Board of Directors for a period of two years from the completion of the Offering, although it has not yet selected any such designee. Such designee may be a director, officer, partner, employee or affiliate of the Underwriter.

     During the five-year period from the date of this Prospectus, in the event the Underwriter originates a nonfinancing related transaction (including mergers, acquisitions, joint ventures and other business transactions), the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction equal to five percent of the amount of consideration up to $1 million, four percent of the next $1 million, three percent of the next $1 million, two percent of the next $1 million and one percent thereafter.

     The Underwriter also shall be engaged as the Company's investment banker and financial consultant after the Offering for a period of two years for an aggregate fee of $90,000, to be paid in advance upon the closing of the Offering.

     The Company has agreed to pay to the Underwriters a warrant solicitation fee (the "Warrant Solicitation Fee") equal to 5% of the exercise price of each Warrant exercised beginning one year after the date of this Prospectus and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission. Such Warrant Solicitation Fee will be paid to the soliciting Underwriter if (a) the exercise of such Warrant was solicited by such Underwriter; (b) prior specific written approval for exercise is received from the customer if the Warrant is held in a discretionary account; (c) disclosure of this compensation agreement is made prior to or upon the exercise of such Warrant; (d) solicitation of the exercise is not in violation of Rule 10b-6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

(e) solicitation of the exercise is in compliance with NASD Notice to Members 81-38. The Company also has agreed not to solicit the exercise of any Warrant other than through the Underwriter, unless either (x) the Underwriter cannot legally solicit the exercise of the Warrants at the time of such solicitation;
(y) the Underwriter declines, in writing, to solicit the exercise of the Warrants within ten (10) business days of such a written request by the Company or (z) the Underwriter consents to the solicitation by the Company or another entity.

     Rule 10b-6 may prohibit the Underwriter from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     The Company has agreed to sell to the Underwriter and its designees, for nominal consideration, the Underwriter's Option to purchase up to 60,000 Underwriter's Purchase Units, identical to the Units being offered hereby, except that the Warrants contained in the Underwriter's Purchase Units are not redeemable by the Company. The Underwriter's Option cannot be transferred, sold, assigned or hypothecated for 12 months, except to any officer of the Underwriter or members of the selling group or their officers. The Underwriter's Option is exercisable during the three-year period commencing 12 months from the date of this Prospectus at an exercise price equal to 165% of the initial public offering price per Unit ($16.70625), subject to adjustment in certain events to protect against dilution. The Underwriter's Purchase Units and securities comprised therein are being registered as part of the registration statement of which this Prospectus forms a part.

     The Underwriter acted as Placement Agent for the Bridge Financing in August 1996 for which it received a Placement Agent fee of $35,000 and a non-accountable expense allowance of $10,000. This Offering constitutes the first public offering for which the Underwriter has served as underwriter. See "Risk Factors."

     Prior to the Offering, there has been no public market for any of the securities offered hereby. Accordingly, the public offering prices of the Securities offered hereby and the terms of the Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure and such other factors as were deemed relevant.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by the Law Offices of David N. Feldman, New York, New York ("LODNF"). A portion of LODNF's compensation is contingent upon the completion of the Offering. Certain legal matters will be passed upon for the Underwriter by Goldstein & DiGioia, LLP, New York, New York.

                                    EXPERTS

     The financial statements of the Company at and for the year ended March 31, 1996 and for the period from February 14, 1995 (commencement of operations) to March 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Edward Isaacs and Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement of which this Prospectus forms a part, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the Securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Following the Offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish to its stockholders annual reports containing audited financial statements and may furnish interim reports as it deems appropriate.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                  ------------
Independent Auditors' Report..................................................             F-2
Balance Sheets -- March 31, 1995 and 1996 and December 31, 1996 (Unaudited)...             F-3
Statements of Operations for the Period February 14, 1995 (Inception) to March
  31, 1995 and Year Ended March 31, 1996 and for the Nine Months Ended
  December 31, 1995 and 1996 (Unaudited)......................................             F-4
Statements of Shareholders' Equity for the Period February 14, 1995
  (Inception) to March 31, 1995 and Year Ended March 31, 1996 and for the Nine
  Months Ended December 31, 1996 (Unaudited)..................................             F-5
Statements of Cash Flows for the Period February 14, 1995 (Inception) to March
  31, 1995 and Year Ended March 31, 1996 and for the Nine Months Ended
  December 31, 1995 and 1996 (Unaudited)......................................             F-6
Notes to Financial Statements.................................................     F-7 to F-12

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Jenna Lane, Inc.

     We have audited the accompanying balance sheets of Jenna Lane, Inc. as of March 31, 1995 and 1996, and the related statements of operations, shareholders' equity, and cash flows for the period February 14, 1995 (inception) to March 31, 1995 and the year ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jenna Lane, Inc. as of March 31, 1995 and 1996, and the results of its operations and its cash flows for the period February 14, 1995 (inception) to March 31, 1995 and the year ended March 31, 1996 in conformity with generally accepted accounting principles.

                                          EDWARD ISAACS & COMPANY LLP

New York, New York
May 7, 1996

                                JENNA LANE, INC.

                                 BALANCE SHEETS

                                                                               DECEMBER 31, 1996
                                                         MARCH 31,          -----------------------
                                                  -----------------------                PRO FORMA
                                                     1995         1996        ACTUAL      (NOTE 1)
                                                  ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash........................................... $  521,387   $    1,250   $   20,106   $   20,106
  Stock subscriptions receivable.................    720,000           --           --           --
  Due from factor................................         --    2,100,709      574,356      574,356
  Inventories....................................    102,077    2,782,135    3,228,731    3,228,731
  Prepaid income taxes...........................         --           --      200,989      200,989
  Prepaid expenses and other.....................     24,146      138,385      196,039      196,039
  Deferred income taxes..........................         --       29,000       22,000       22,000
                                                  ----------   ----------   ----------   ----------
          TOTAL CURRENT ASSETS...................  1,367,610    5,051,479    4,242,221    4,242,221
                                                  ----------   ----------   ----------   ----------
PROPERTY AND EQUIPMENT:
  Furniture and equipment........................      3,375      121,493      198,090      198,090
  Leasehold improvements.........................      6,000       10,549       94,408       94,408
                                                  ----------   ----------   ----------   ----------
                                                       9,375      132,042      292,498      292,498
  Less: Accumulated depreciation.................         --       15,360       48,776       48,776
                                                  ----------   ----------   ----------   ----------
          PROPERTY AND EQUIPMENT, net............      9,375      116,682      243,722      243,722
                                                  ----------   ----------   ----------   ----------
OTHER ASSETS:
  Deferred financing costs, net..................         --           --      160,900      160,900
  Security deposits and other....................     32,291       41,389       90,066       90,066
                                                  ----------   ----------   ----------   ----------
                                                      32,291       41,389      250,966      250,966
                                                  ----------   ----------   ----------   ----------
          TOTAL ASSETS........................... $1,409,276   $5,209,550   $4,736,909   $4,736,909
                                                   =========    =========    =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bridge Notes payable........................... $       --   $       --   $  484,375   $  484,375
  Accounts payable...............................         --    2,371,354    1,529,476    1,529,476
  Accrued expenses...............................    143,202      158,618       95,449       95,449
  Income taxes payable...........................         --      157,000           --           --
  Current maturities of long-term debt...........         --        2,262      470,292      470,292
                                                  ----------   ----------   ----------   ----------
          TOTAL CURRENT LIABILITIES..............    143,202    2,689,234    2,579,592    2,579,592
                                                  ----------   ----------   ----------   ----------
LONG-TERM DEBT...................................         --      425,143       16,651       16,651
                                                  ----------   ----------   ----------   ----------
DEFERRED INCOME TAXES............................         --       29,000       41,000       41,000
                                                  ----------   ----------   ----------   ----------
SERIES A CONVERTIBLE PREFERRED STOCK, $.01 par
  value, 2,000,000 shares authorized, 410,000,
  500,000 and 500,000 shares issued and
  outstanding, respectively (liquidation
  preference of $1,000,000), net of issuance
  costs of $135,000, $171,970 and $171,970,
  respectively...................................    685,000      828,030      828,030           --
                                                  ----------   ----------   ----------   ----------
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value; 18,000,000 shares
     authorized, issued and outstanding,
     1,761,905, 1,979,048 and 2,047,619 shares,
     respectively, and 3,000,000 shares pro
     forma.......................................     17,619       19,790       20,476       30,000
  Capital in excess of par value.................    682,381      804,850      906,084    1,724,590
  Unearned compensation, performance shares......    (75,000)     (44,000)     (79,533)     (79,533)
  Retained earnings (deficit)....................    (43,926)     457,503      424,609      424,609
                                                  ----------   ----------   ----------   ----------
          TOTAL SHAREHOLDERS' EQUITY.............    581,074    1,238,143    1,271,636    2,099,666
                                                  ----------   ----------   ----------   ----------
          TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY............................... $1,409,276   $5,209,550   $4,736,909   $4,736,909
                                                   =========    =========    =========    =========

                       See notes to financial statements.

                                JENNA LANE, INC.

                            STATEMENTS OF OPERATIONS

                                        FOR THE PERIOD
                                         FEBRUARY 14,                           NINE MONTHS ENDED
                                             1995                          ---------------------------
                                        (INCEPTION) TO     YEAR ENDED       DECEMBER        DECEMBER
                                          MARCH 31,         MARCH 31,          31,             31,
                                             1995             1996            1995            1996
                                        --------------     -----------     -----------     -----------
                                                                           (UNAUDITED)     (UNAUDITED)
NET SALES.............................     $     --        $25,832,323     $16,502,277     $25,595,708
COST OF SALES.........................           --         21,128,147      13,590,069      20,986,787
                                           --------        -----------     -----------     -----------
  GROSS PROFIT........................           --          4,704,176       2,912,208       4,608,921
                                           --------        -----------     -----------     -----------
OPERATING EXPENSES:
  Selling and shipping................           --          1,862,864       1,258,768       2,010,321
  General and administrative..........       43,926          1,337,586         900,776       1,484,695
  Factor charges and interest.........           --            528,160         279,817         822,517
                                           --------        -----------     -----------     -----------
          TOTAL OPERATING EXPENSES....       43,926          3,728,610       2,439,361       4,317,533
                                           --------        -----------     -----------     -----------
  OPERATING (LOSS) INCOME.............      (43,926)           975,566         472,847         291,388
                                           --------        -----------     -----------     -----------
OTHER EXPENSES:
  Amortization of deferred financing
     costs............................           --                 --              --          21,486
  Interest expense -- promissory
     notes............................           --             41,573          16,573         103,125
                                           --------        -----------     -----------     -----------
          TOTAL OTHER EXPENSES........           --             41,573          16,573         124,611
                                           --------        -----------     -----------     -----------
  (LOSS) INCOME BEFORE INCOME TAXES...      (43,926)           933,993         456,274         166,777
PROVISION FOR INCOME TAXES............           --            432,564         198,564          49,671
                                           --------        -----------     -----------     -----------
  NET (LOSS) INCOME...................     $(43,926)       $   501,429     $   257,710     $   117,106
                                           ========        ===========     ===========     ===========
PRO FORMA NET INCOME PER COMMON SHARE
  (Unaudited)
  (Note 1)............................                     $       .16                     $       .04
                                                           ===========                     ===========
PRO FORMA WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING (Unaudited) (Note
  1)..................................                       3,077,742                       3,004,556
                                                           ===========                     ===========

                       See notes to financial statements.

                                JENNA LANE, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                CAPITAL
                                            COMMON STOCK          IN                      RETAINED
                                         -------------------   EXCESS OF     UNEARNED     EARNINGS
                                          SHARES     AMOUNT    PAR VALUE   COMPENSATION   (DEFICIT)      TOTAL
                                         ---------   -------   ---------   ------------   ---------   -----------
Issuance of common stock...............  1,190,476   $11,905   $ 613,095                              $   625,000
Issuance of performance shares.........    571,429     5,714      69,286     $(75,000)                         --
Net loss...............................         --        --          --           --     $ (43,926)      (43,926)
                                         ---------   -------    --------    ---------     ---------    ----------
BALANCE at March 31, 1995..............  1,761,905    17,619     682,381      (75,000)      (43,926)      581,074
Issuance of common stock...............    285,714     2,857     122,143           --            --       125,000
Amortization of unearned
  compensation.........................         --        --          --       31,000            --        31,000
Repurchase of performance shares.......    (68,571)     (686)        326           --            --          (360)
Net income.............................         --        --          --           --       501,429       501,429
                                         ---------   -------    --------    ---------     ---------    ----------
BALANCE at March 31, 1996..............  1,979,048    19,790     804,850      (44,000)      457,503     1,238,143
Issuance of performance shares.........    125,714     1,257      75,963      (77,220)           --            --
Repurchase of performance shares.......    (57,143)     (571)        271           --            --          (300)
Amortization of unearned
  compensation.........................         --        --          --       41,687            --        41,687
Issuance of warrants...................         --        --      25,000           --            --        25,000
Net income.............................         --        --          --           --       117,106       117,106
Dividends paid on preferred stock......         --        --          --           --      (150,000)     (150,000)
                                         ---------   -------    --------    ---------     ---------    ----------
BALANCE at December 31, 1996
  (unaudited)..........................  2,047,619   $20,476   $ 906,084     $(79,533)    $ 424,609   $ 1,271,636
                                         =========   =======    ========    =========     =========    ==========

                       See notes to financial statements.

                                JENNA LANE, INC.

                            STATEMENTS OF CASH FLOWS

                                                             FOR THE PERIOD
                                                              FEBRUARY 14,                         NINE MONTHS ENDED
                                                                  1995                        ----------------------------
                                                             (INCEPTION) TO    YEAR ENDED     DECEMBER 31,    DECEMBER 31,
                                                               MARCH 31,        MARCH 31,         1995            1996
                                                                  1995            1996        ------------    ------------
                                                             --------------    -----------    (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES:
  Net (loss) income........................................   $    (43,926)    $   501,429    $   257,710      $  117,106
  Adjustments to reconcile net (loss) income to net cash
    used in operating activities:
    Depreciation and amortization..........................             --          46,360         28,864          99,565
    Deferred income taxes..................................             --              --             --          19,000
    Amortization of debt discount..........................             --          20,833          8,333          46,875
    Increase (decrease) in cash attributable to changes in
      assets and liabilities:
      Due from factor......................................             --      (2,100,709)    (1,948,434)      1,525,353
      Inventories..........................................       (102,077)     (2,680,058)    (2,109,818)       (446,596)
      Prepaid income taxes.................................             --              --             --        (200,989)
      Prepaid expenses and other...........................        (24,146)       (114,239)       (53,431)        (57,654)
      Other assets.........................................             --          (9,098)       (11,063)             --
      Accounts payable.....................................             --       2,371,354      1,821,610        (841,878)
      Accrued expenses.....................................         15,702         142,916        100,873         (63,169)
      Income taxes payable.................................             --         157,000        198,000        (157,000)
                                                                 ---------     -----------    -----------      ----------
         NET CASH USED IN OPERATING ACTIVITIES.............       (154,447)     (1,664,212)    (1,707,356)         41,613
                                                                 ---------     -----------    -----------      ----------
INVESTING ACTIVITIES:
  Capital expenditures.....................................         (9,375)       (115,329)       (73,326)       (135,026)
  Security deposits........................................        (32,291)             --             --         (50,153)
                                                                 ---------     -----------    -----------      ----------
         NET CASH USED IN INVESTING ACTIVITIES.............        (41,666)       (115,329)       (73,326)       (185,179)
                                                                 ---------     -----------    -----------      ----------
FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock................             --         900,000        900,000              --
  Proceeds from issuance of units..........................             --         500,000        500,000         500,000
  Proceeds from shareholder/director loan..................             --         100,000        100,000              --
  Repayment of shareholder/director loan...................             --        (100,000)      (100,000)             --
  Principal payments on equipment notes payable............             --            (766)          (235)         (4,892)
  Repurchase of performance shares.........................             --            (360)            --            (300)
  Issuance of common stock.................................        625,000              --             --              --
  Issuance of convertible note.............................        100,000              --             --              --
  Offering costs...........................................         (7,500)       (139,470)      (139,470)             --
  Dividends paid...........................................             --              --             --        (150,000)
  Deferred financing costs.................................             --              --             --        (182,386)
                                                                 ---------     -----------    -----------      ----------
         NET CASH PROVIDED BY FINANCING ACTIVITIES.........        717,500       1,259,404      1,260,295         162,422
                                                                 ---------     -----------    -----------      ----------
         NET INCREASE (DECREASE) IN CASH...................        521,387        (520,137)      (520,387)         18,856
CASH at beginning..........................................             --         521,387        521,387           1,250
                                                                 ---------     -----------    -----------      ----------
         CASH at end.......................................   $    521,387     $     1,250    $     1,000      $   20,106
                                                                 =========     ===========    ===========      ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid............................................   $         --     $   236,834    $   126,377      $  419,257
                                                                 =========     ===========    ===========      ==========
  Income taxes paid........................................   $         --     $   275,564    $       564      $  391,018
                                                                 =========     ===========    ===========      ==========
NONCASH TRANSACTIONS:
  Equipment notes payable for the acquisition of
    equipment..............................................   $         --     $     7,338    $     7,338      $   26,930
                                                                 =========     ===========    ===========      ==========
  Issuance of common stock for services in connection with
    preferred stock offering...............................   $         --     $    25,000    $    25,000      $       --
                                                                 =========     ===========    ===========      ==========
  Issuance of performance shares...........................   $     75,000     $        --    $        --      $   77,220
                                                                 =========     ===========    ===========      ==========

                       See notes to financial statements.

                                JENNA LANE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE
           NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING PRINCIPLES

  Business:

     The Company, organized in the State of Delaware in February, 1995, designs and manufactures (through contractors) and imports women's sportswear for the domestic retail market.

  Inventories:

     Inventories are stated at the lower-of-cost (first-in, first-out) or market.

  Income Taxes:

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes, primarily depreciation, inventory costs capitalized and deferred compensation.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

  Property and Equipment:

     Property and equipment are stated at cost. Furniture and equipment are depreciated using the straight-line method over their estimated useful lives of five years. Leasehold improvements are amortized over their respective lives or the terms of the applicable leases whichever is shorter.

  Unaudited Interim Financial Statements:

     The accompanying financial statements of the Company as of December 31, 1996 and for the nine months ended December 31, 1995 and 1996 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation thereof. Results of operations for the nine months ended December 31, 1995 and 1996 are not necessarily indicative of the results that may be expected for the full year or for any future period.

  Pro Forma Presentation (Unaudited):

     The unaudited pro forma balance sheet as of December 31, 1996 has been prepared assuming the conversion of the outstanding Series A Convertible Preferred Stock into 952,381 shares of Common Stock. Series A Convertible Preferred Stock automatically converts into Common Stock upon the closing of an initial public offering, if specified aggregate valuation and minimum proceeds are met.

     The unaudited pro forma net income per common share is shown on the face of the statement of operations because the Company believes the pro forma presentation is more meaningful since it includes the conversion of the Series A Convertible Preferred Stock. The unaudited pro forma net income per common share is computed based upon the weighted average number of common and common equivalent shares outstanding after certain adjustments described below. Common equivalent shares are included in the calculations where the effect on their inclusion would be dilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares

                                JENNA LANE, INC.

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE
           NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

and other potentially dilutive instruments which includes stock options and warrants and the performance shares issued during the twelve month period prior to the filing of the Registration Statement have been included in the calculation as if they were outstanding for all periods. As permitted under SAB No. 83, the common equivalent shares were determined using the treasury stock method at an assumed initial public offering price of $5.00 per share.. The Series A Convertible Preferred Stock to be converted into Common Stock upon the closing of the initial public offering is treated as having been converted into Common Stock at the date of original issuance.

  Net (Loss) Income Per Common Share:

     Net (loss) income per common share on a historical basis is computed in the same manner as pro forma net (loss) income per common share, except that Series A Convertible Preferred Stock is not assumed to be converted. In the computation of net (loss) income per common share, dividend requirements on Series A Convertible Preferred Stock are included as a decrease to net income available to common shareholders.

     Net (loss) income available per common share on a historical basis is as follows:

                                              FOR THE PERIOD
                                               FEBRUARY 14,
                                                   1995                            NINE MONTHS ENDED
                                              (INCEPTION) TO     YEAR ENDED          DECEMBER 31,
                                                MARCH 31,        MARCH 31,      -----------------------
                                                   1995             1996          1995          1996
                                              --------------     ----------     ---------     ---------
Net (loss) income...........................     $(43,926)       $ 501,429      $ 257,710     $ 117,706
Dividends on convertible preferred stock....           --          100,000             --        75,000
                                                 --------        ---------      ---------     ---------
Net (loss) income applicable to common stock
  shareholders..............................     $(43,926)       $ 401,429      $ 257,710     $  42,106
                                                 ========        =========      =========     =========
Net (loss) income per common share..........     $   (.05)       $     .19      $     .12     $     .02
                                                 ========        =========      =========     =========
Weighted average number of common shares
  outstanding...............................      963,482        2,164,916      2,173,387     2,052,175
                                                 ========        =========      =========     =========

  Stock Dividend:

     In July 1996, the Board of Directors authorized a 1.9047619 for one stock split of the Common Stock to be effected in the form of a stock dividend. All share and per share data have been restated in these financial statements for all periods presented to reflect this stock split.

2. DUE FROM FACTOR

     The Company has an agreement with a factor, whereby substantially all its accounts receivable are sold to a factor on a pre-approved non-recourse basis (except as to customer claims). Factoring commissions are charged at the rate of
 .75%.

                                JENNA LANE, INC.

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE
           NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

3. INVENTORIES

     Inventories consist of the following:

                                                                   MARCH 31,     MARCH 31,
                                                                     1995           1996
                                                                   ---------     ----------
    Raw materials................................................  $ 102,077     $1,677,410
    Work-in-process..............................................         --        747,060
    Finished goods...............................................         --        357,665
                                                                    --------     ----------
                                                                   $ 102,077     $2,782,135
                                                                    ========     ==========

4. SERIES A CONVERTIBLE PREFERRED STOCK

     Pursuant to a private placement offering in March 1995, the Company issued 500,000 shares of Series A Convertible Preferred Stock in April 1995. The placement agent received 95,238 shares of common stock as part of its compensation in connection with the offering.

     The Series A Convertible Preferred Stock is convertible at the discretion of the holder, at a conversion rate of one share of common stock for each share of preferred stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization or other anti-dilutive event.

     Each share of Preferred Stock automatically converts into Common Stock at the then effective conversion price upon the closing of the sale of shares of Common Stock in an initial public offering at a price of at least $3.15, as adjusted for stock dividends, stock splits or other recapitalization and having an aggregate offering price resulting in net proceeds to the Company of not less than $4,000,000.

     The holders of the Series A Convertible Preferred Stock shall have a liquidation preference to the holders of Common Stock in an amount equal to $2 per share.

     Dividends accrue at a rate of $.20 per share, per year and are payable annually the first year and quarterly thereafter.

5. UNEARNED COMPENSATION -- PERFORMANCE SHARES

     The Company issued 571,429 shares of common stock (514,286 to management executives and 57,143 to a director of the Company), as compensation, which shares are subject to repurchase by the Company at par value ($.01 per share) in the event that the Company does not achieve certain annual pre-tax earnings through March 31, 1998. Unearned compensation is recorded based on the fair value of the shares issued ($.13 per share) and is being amortized to March 1998 under the straight-line method. In February 1996, the Company repurchased at par value 68,571 shares from an executive who terminated his employment. Amortization expense for the year ended March 31, 1996 was $31,000.

     Subsequent to March 31, 1996 the Company issued 125,714 additional performance shares at a value of $77,220 ($.61 per share) and repurchased 57,143 shares at par value.

                                JENNA LANE, INC.

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE
           NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

6. INCOME TAXES

     The provisions for income taxes consists of the following:

                                                                                    MARCH
                                                                     MARCH 31,       31,
                                                                       1995          1996
                                                                     ---------     --------
    Current:
      Federal....................................................     $    --      $320,000
      State......................................................          --       112,564
    Deferred.....................................................          --            --
                                                                                   --------
                                                                      $    --      $432,564
                                                                                   ========

     Reconciliations of the statutory federal income tax rate to the Company's effective tax rates are as follows:

                                                                     MARCH 31,     MARCH 31,
                                                                       1995          1996
                                                                     ---------     ---------
    Statutory federal income tax rate............................          --         34.0%
    State income taxes, net of federal benefit...................          --          7.9
    Other........................................................          --          4.4
                                                                         ----         ----
    Effective income tax rate....................................          --         46.3%
                                                                         ====         ====

     Significant components of the Company's deferred tax assets and liabilities as of March 31, 1995 and 1996 are summarized as follows:

                                                                      MARCH
                                                                       31,        MARCH 31,
                                                                       1995         1996
                                                                     --------     ---------
    Current deferred tax assets:
      Inventory..................................................    $     --      $ 29,000
      Net operating loss.........................................      18,000            --
      Valuation allowance........................................     (18,000)           --
                                                                     --------       -------
    Current deferred tax asset, net..............................          --        29,000
                                                                     --------       -------
    Noncurrent deferred tax liabilities:
      Depreciation...............................................          --        10,000
      Unearned compensation......................................          --        19,000
                                                                     --------       -------
    Noncurrent deferred tax liabilities..........................    $     --      $ 29,000
                                                                     ========       =======

7. LONG-TERM DEBT

     Long-term debt at March 31, 1996 consists of the following:

    10% promissory notes, due November 1997, net of discount of $79,167
      (a)...................................................................    $420,833
    Equipment note payable in monthly installments of $235 inclusive of
      interest, through November 1998.......................................       6,572
                                                                                --------
                                                                                 427,405
      Less: Current maturity of equipment note payable......................       2,262
                                                                                --------
                                                                                $425,143
                                                                                ========

---------------
(a) In November 1995, the Company raised $500,000 upon the issuance of 50 units pursuant to a private placement offering. Each unit consisted of 2,000 shares (3,810 shares giving effect to the stock dividend) of common stock and a $10,000 promissory note. Common stock was credited for $100,000, representing

                                JENNA LANE, INC.

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE
           NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

    the fair value of the shares, and the promissory notes were credited for $400,000. The $100,000 ascribed to the common stock has been reflected as a discount on the notes, and is being amortized over two years to their maturity. Amortization for the year ended March 31, 1996 was $20,833.

     Maturities of long-term debt are $423,332 in 1998 and $1,811 in 1999.

     The fair value of the long-term debt approximates the carrying value based on current rates at which the Company could borrow funds given the same circumstances, with similar remaining maturities.

8. COMMITMENTS AND CONTINGENCIES

  Leases:

     The Company leases office and showroom space and equipment under leases extending to 2001. The leases provide for payment by the Company of taxes and other expenses. Rent expense for the year ended March 31, 1996 was approximately $172,000.

     Minimum rental payments under noncancellable operating leases are as follows:

  Fiscal year ending March:

                                       YEAR                              AMOUNT
            ----------------------------------------------------------  --------
            1997......................................................  $206,000
            1998......................................................   209,000
            1999......................................................   110,000
            2000......................................................    69,000
            2001......................................................    36,000
                                                                        --------
                                                                        $630,000
                                                                        ========

  Employment Agreements:

     The Company has employment agreements with two of its executives which provide for aggregate annual base compensation of $450,000 plus profit participation, as defined, and has issued 514,286 shares of common stock (through December 31, 1996) to the executives, designated as "Performance Shares" (see Note 5).

  Letters of Credit:

     At March 31, 1996, the Company was contingently liable for open letters of credit aggregating approximately $1,126,000.

9. SALES TO MAJOR CUSTOMERS

     For the year ended March 31, 1996, three customers each accounted for approximately 14%, 13%, and 10% of sales.

10. SUBSEQUENT EVENT

     In April 1996, the Company declared and paid an annual dividend of $.20 per share ($100,000) to the shareholders of preferred stock.

11. SUBSEQUENT EVENTS (UNAUDITED)

     On August 16, 1996, pursuant to a unit purchase agreement (Bridge Financing), the Company issued an aggregate of $500,000 (principal amount) 10% notes and 1,000,000 warrants. The Bridge Notes are payable within one year of date of issuance or the closing of an initial public offering, whichever is earlier. The warrants to purchase 1,000,000 shares of common stock at an exercise price of $7 per share, subject to adjustment, are

                                JENNA LANE, INC.

                (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE
           NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

exercisable for a period of three years. The warrants contain various redemption and other provisions which are predicated upon the closing of an initial public offering.

     On August 16, 1996 the Company executed a letter of intent for a proposed initial public offering of 600,000 units, consisting of 1,200,000 shares of common stock and 600,000 warrants.

     In August 1996, the Company adopted an Incentive Stock Option Plan for employees (the Plan). The Plan permits the issuance of stock options to selected employees (and consultants) of the Company. The Plan reserves 600,000 shares of common stock for grant. Options granted may be either nonqualified or incentive stock options and will expire not later than 10 years from the date of grant. On August 16, 1996, options for 100,000 shares were granted and are exercisable at $3 per share. In management's opinion, the exercise price of those options reasonably approximates the fair value of the common stock at the date of grant.

     In August 1996, the Company adopted a 401(k) profit sharing plan for eligible employees which provides for elective salary deferrals by employees and discretionary profit sharing contributions by the Company.

     In June 1996, the Company entered into a five year lease for warehouse and office space at an annual rental of approximately $206,000.

     In January 1997, the Company declared and paid a quarterly dividend of $25,000 to the shareholders of preferred stock.

     In February 1997, the Company amended the employment agreements with two of its executives. The agreements, as amended, extend through March 2000 and provide for (1) annual aggregate increases in base compensation of $50,000 through the fiscal year ending March 2000, (2) revisions to the profit participation bonus, (3) changes in the conditions for repurchase of performance shares and (4) severance and termination pay, as defined.


     In February and March, 1997, the Company agreed to grant, on the effective date of the initial public offering, options for 294,159 shares exercisable at $5 per share.

======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        -----
Prospectus Summary.....................    3
Risk Factors...........................    8
Dividend Policy........................   16
Use of Proceeds........................   17
Capitalization.........................   18
Dilution...............................   19
Selected Financial Data................   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   21
Business...............................   24
Management.............................   31
Certain Transactions...................   40
Principal Stockholders.................   42
Concurrent Offerings...................   42
Description of Securities..............   45
Shares Eligible for Future Sale........   47
Underwriting...........................   49
Legal Matters..........................   50
Experts................................   50
Additional Information.................   51
Index to Financial Statements..........  F-1
            ---------------------
  UNTIL APRIL 15, 1997 (25 DAYS AFTER THE
DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN
THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER
A PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
=============================================


======================================================
                                JENNA LANE, INC.
                                 600,000 UNITS
                            EACH UNIT CONSISTING OF
                           TWO SHARES OF COMMON STOCK
                                      AND
                         ONE REDEEMABLE CLASS A WARRANT
                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                 WALSH MANNING
                                SECURITIES, LLC


                                 MARCH 19, 1997

======================================================

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                        PROSPECTUS DATED MARCH 19, 1997


PROSPECTUS

                     1,000,000 REDEEMABLE CLASS A WARRANTS

                                JENNA LANE, INC.

     All of the Redeemable Class A Warrants ("Warrants") of Jenna Lane, Inc. (the "Company") as well as shares of Common Stock, par value $.01 per share, issuable upon exercise of the Warrants ("Warrant Shares") offered hereby are being sold on behalf of the holders thereof (the "Selling Warrantholders"). The Warrants and the Warrant Shares are collectively referred to herein as the "Securities." Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.00, subject to adjustment, at any time until the third anniversary of the date of this Prospectus. Commencing one year from the date hereof, the Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice, provided that the closing bid price of the Common Stock on the Nasdaq National Market System is in excess of $11.00 per share for any 20 consecutive trading days ending on the third day prior to the date of the notice of redemption and provided further that a registration statement with respect to the shares of Common Stock underlying such Warrants is then in effect. See "Description of Securities."

                                                  (Cover Continued on Next Page)

                THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
           RISK, WHICH MAY RESULT IN THE LOSS OF AN INVESTOR'S ENTIRE
             INVESTMENT, AND IMMEDIATE DILUTION. SEE "RISK FACTORS"
                      BEGINNING ON PAGE 8 AND "DILUTION."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     The Company will not receive any of the proceeds from the sale of Securities by the Selling Warrantholders. In the event the Warrants are exercised, the Company will receive cash in the amount of the exercise price, less any commissions payable to the Underwriter. Expenses of this offering,
estimated at $          , are payable by the Company. See "Concurrent
Offerings."

                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS MARCH 19, 1997

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]
(Continued from Previous Page)

     Prior to the Offering, there has been no public market for the Company's securities, and there can be no assurance that such a market will develop. The Warrants and Warrant Shares are listed for trading on the Nasdaq National Market System ("Nasdaq") under the symbols "JLNY-W" and "JLNY," respectively. On
          , the closing price for the Warrants was $       and for the Warrant
Shares was $       .

     The Selling Warrantholder Warrants are issuable on the closing of the Offering to the Selling Warrantholders upon the automatic resetting of the terms of warrants (the "Bridge Warrants") acquired by them in the Company's private placement in August 1996 (the "Bridge Financing"). The Selling Warrantholders have agreed with the Company not to sell any of the Selling Warrantholder Warrants or underlying shares for a period of eighteen months after the completion of the Offering. Sales of the Selling Securityholder Securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby.

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

     THE COMPANY IS A REPORTING COMPANY UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") AND FILES REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). ACCORDINGLY, THE COMPANY IS SUBJECT TO THE REPORTING REQUIREMENTS OF THE EXCHANGE ACT AND IN ACCORDANCE THEREWITH FILES REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE COMMISSION. IN ADDITION, THE COMPANY FURNISHES ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY ITS INDEPENDENT AUDITORS. SEE "ADDITIONAL INFORMATION."

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Company's consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) reflects a 0.9047619-for-one stock dividend effected in July 1996 (the "Stock Dividend"); (ii) assumes no exercise of (a) the Underwriter's over-allotment option, (b) the Warrants, (c) the Selling Warrantholder Warrants, (d) the Underwriter's Option, (e) options granted or available for grant under the 1996 Incentive Stock Option Plan of Jenna Lane, Inc. adopted in August 1996 (the "Option Plan") and (iii) gives effect to the conversion, on the closing of the Offering, of (x) the Bridge Warrants into the Selling Warrantholder Warrants and (y) all outstanding shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") into 952,381 shares of Common Stock. This Prospectus may be deemed to contain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks set forth herein, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

                                  THE COMPANY

     The Company was formed in February 1995 and designs, manufactures and markets high quality, cut and sewn, popularly priced junior, "missy", and large size fashion and basic sportswear for women. The Company was founded by individuals with extensive experience in apparel manufacturing, operations, sales, and merchandising. Since its inception, the Company has dedicated its time and resources primarily to the development of two sets of product lines, basic sportswear and fashion sportswear.

     Sales of basic sportswear comprised approximately 50-60% of the Company's revenues in the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996. In the production of basic sportswear, the Company operates primarily as a domestic manufacturer which substantially controls or owns all aspects of its production capability, known within the industry as "vertical integration." The Company believes that this vertical integration positions the Company among the few apparel manufacturers in its market with the ability to control and manage the entire manufacturing process from the conversion of yarn into fabric to the completion of finished apparel. The Company believes it is able to realize significant cost savings through its retention of responsibility for the manufacturing of its own fabric (although not actually manufacturing itself). As a result, the Company believes it can sell high quality merchandise to price sensitive discounters and mass merchants at prices competitive to those of imported goods.

     Management believes that vertical integration as a domestic manufacturer of basic sportswear allows the Company to deliver good quality competitively priced merchandise to customers significantly faster than the delivery time on goods shipped from overseas. Because of the Company's ability to produce goods more quickly than those of its competitors who import products, the Company's retail customers can conserve capital by purchasing less initial inventory, reduce markdowns by holding smaller quantities of non-moving merchandise, and increase sales by rapidly restocking fast-selling items. Management believes that the Company's ability to deliver high quality, competitively priced merchandise in a short time frame has allowed it to obtain as customers many of the nation's leading discount retail outlets, although no assurance can be

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

given that these relationships will continue or be expanded.

     The second key merchandise product line which the Company has pursued, which comprised approximately 40-50% of the Company's revenues in the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996, is fashion sportswear. In producing its fashion sportswear, the Company follows more traditional manufacturing processes utilized in the apparel industry, namely the purchasing of fabric from outside vendors. The fashion sportswear product line generates a higher gross profit margin than basic sportswear due to the differentiation of product and reduced competition. In its fashion sportswear production, the Company loses its competitive advantage of converting its own fabrics, however, management believes that its long standing relationships with buyers and management of its retail customers and its overall merchandising and design skills allow the Company to successfully compete in the fashion sportswear business, although no assurance of such success can be given.

     The Company's sales efforts are organized based on the merchandise category and/or customer, and are divided into "Missy"/Large Size, Young Large Size, Imports; Mail Order and Mass Merchants. There can be no assurance that these sales efforts will be successful or that the Company will not determine to add additional categories or eliminate some or all of the divisions denoted above. Indeed, since the Company's formation, it has added one such category and eliminated another.

     Although management is pleased with its success to date in selling domestically produced basic sportswear and fashion sportswear, and believes the Company will continue to benefit from substantial focus on those areas, a longer-term opportunity for expansion will be the growth and development of sales of imported fashion sportswear. Part of management's long-term plan is to continue to expand its importing activities, which represented approximately 15% of the Company's revenues for the nine months ended December 31, 1996. There can be no assurance that this plan will be successfully implemented, or, if implemented, result in profits to the Company. See "Use of Proceeds"; Risk Factors -- Foreign Operations and Sourcing; Import Restrictions" and
"Business -- Sales Groups -- Imports."

     The Company attempts to maximize its competitive advantage through its market focus, product design, and merchandise. The Company targets the major national, regional and specialty chains whose volume demands attract them to manufacturers who can produce quality merchandise in high volumes at low cost within specified delivery schedules. See "Business."

     The Company was incorporated under the laws of the State of Delaware in February 1995. The Company's principal executive offices are located at 1407 Broadway, Suite 1801, New York, New York 10017, and its telephone number is
(212) 704-0002.

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                                  THE OFFERING

Securities Offered by Selling
Securityholders........................     1,000,000 Warrants and 1,000,000
                                            shares of Common Stock issuable upon
                                            exercise of such Warrants. The
                                            Company will not receive any of the
                                            proceeds of the sale of such Selling
                                            Securityholder Securities. See
                                            "Concurrent Offerings."

Common Stock Outstanding Before
Offering...............................     3,000,000 shares (1)

Common Stock Outstanding After
Offering...............................     4,200,000 shares (2)

Listing; Trading Symbols...............     The Company's Common Stock and
                                            Warrants are listed on the Nasdaq
                                            National Market System ("Nasdaq"),
                                            with the symbols for the Common
                                            Stock and Warrants, respectively,
                                            being JLNY and JLNYW.(3)

Risk Factors...........................     The Offering involves a high degree
                                            of risk and immediate dilution. See
                                            "Risk Factors" and "Dilution."
---------------
(1) Includes (i) 952,381 shares of Common Stock issuable upon conversion of the Series A Preferred Stock on the closing of the Offering (the "Preferred Conversion Shares") and (ii) 571,429 shares of Common Stock (the "Performance Shares") held by certain officers and directors of the Company, which are subject to repurchase by the Company at the par value thereof if the Company does not attain certain earnings levels. Does not include (x) 1,000,000 shares of Common Stock issuable upon exercise of the Bridge Warrants, (y) 100,000 shares of Common Stock issuable upon exercise of outstanding options under the Option Plan at an exercise price of $3.00 per share and 50,000 shares of Common Stock issuable upon exercise of subsidiary options under the Option Plan at an exercise price of $5.00 per share and
    (z) 450,000 additional shares of Common Stock reserved for issuance upon exercise of options not yet granted under the Option Plan. See "Capitalization" and "Management."

(2) Includes the 571,429 Performance Shares. Does not include (i) 180,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option and the Warrants issuable upon exercise of such option; (ii) 180,000 shares of Common Stock issuable upon exercise of the Underwriter's Option and the Warrants underlying such option; (iii) 600,000 shares of Common Stock issuable upon exercise of the Warrants offered hereby; (iv) 1,000,000 shares of Common Stock issuable upon exercise of the Selling Warrantholder Warrants; (v) 100,000 shares of Common Stock issuable upon exercise of outstanding options under the Option Plan at an exercise price of $3.00 per share and 50,000 shares of Common Stock issuable upon exercise of subsidiary options under the Option Plan at an exercise price of $5.00 per share and
    (vi) 450,000 additional shares of Common Stock reserved for issuance upon exercise of options not yet granted under the Option Plan. See "Capitalization," "Management" and "Underwriting."

(3) No assurance can be given that an active trading market will develop, or, if one develops, be maintained for any of the Company's securities. See "Risk Factors."

              [ALTERNATE PAGE FOR CONCURRENT OFFERING PROSPECTUS]

                                    UNDERWRITING

     The Securities offered by this Prospectus may be sold from time to time by the Selling Warrantholders. No underwriting arrangements have been entered into by the Selling Warrantholders. The distribution of the Securities by the Selling Warrantholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Warrantholders in connection with such sales. The Selling Warrantholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered.

     Simultaneously with this offering, the Company is registering (i) 600,000 units (including the components thereof, the "Units"), plus 90,000 additional Units to cover overallotments, each Unit consisting of two shares of Common Stock and one Warrant, as well as (ii) 90,000 shares of Common Stock (the "Selling Common Stockholder Shares") to be sold by certain stockholders who are members of management of the Company (the "Selling Common Stockholders") which, together with 45,000 Warrants to be issued by the Company, will be sold as part of the Underwriter's overallotment option, in each case for sale in a public offering (the "Offering") underwritten by Walsh Manning Securities, LLC (the "Underwriter").

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    SEC registration fee....................................................  $   6,980.00
    NASD fee................................................................      2,517.00
    Nasdaq listing fee......................................................     34,000.00
    Blue sky fees...........................................................     16,000.00
    Printing and engraving expenses.........................................     70,000.00
    Accountants' fees and expenses..........................................     58,000.00
    Attorneys' fees and expenses............................................    100,000.00
    Transfer agent fees.....................................................      8,000.00
    Miscellaneous...........................................................      5,000.00
                                                                              ------------
              Total.........................................................  $ 300,497.00
                                                                                ==========

     None of the foregoing expenses are to be borne by any Selling Securityholder, all of which shall be borne by the Company.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), Article 9 of the Registrant's Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that the Registrant shall indemnify, to the fullest extent permitted by Section 145 of the Delaware Corporation Law, as amended from time to time, each person that such section grants the Corporation the power to indemnify. Section 145 of the Delaware Corporation Law permits the Registrant to indemnify any person in connection with the defense or settlement of any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner that he reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may be indemnified by the Registrant against expense (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

     Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article 8 of the Certificate of Incorporation of the Registrant, a copy of which is filed as
Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for breach of his duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The aforesaid provision also eliminates the liability of any stockholder for managerial acts or omissions, pursuant to Section 350 of the Delaware Corporation Law or any other provision of Delaware law, to the same extent that such liability is limited for a director.

     The Company intends to enter into Indemnification Agreements with its officers and directors prior to or shortly after the completion of the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

     The Company intends to acquire directors and officers liability insurance prior to the completion of the Offering. The amount and scope of coverage will depend upon the Company's analysis of the cost and appropriateness thereof.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (a) In February and March 1995, the Company sold an aggregate of 975,000 shares of Common Stock at a price of $1.00 per share. Certain of these shares were issued in exchange for promissory notes at $1.00 per share. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act since they were offered and sold only to members of management and directors (specifically, Messrs. Dobies, Sobel, Baumgarten and Stanley Kaplan).

     (b) In April 1995, the Company completed the Series A Placement and sold 1,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock was sold for a purchase price of $2.00. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, specifically, Rule 506 thereof.

     (c) In November 1995, the Company completed the November Placement and sold ten investment units. Each unit comprising $50,000 principal amount of the November Notes and 10,000 shares of Common Stock was sold for a purchase price of $50,000. Certain of these units were purchased by cancellation of indebtedness of the Company to purchasers thereof. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, specifically, Rule 506 thereof.

     (d) In March 1995, Mr. Dobies and Mr. Sobel each received 117,000 Performance Shares as compensation for services. In March 1995, Mr. Baumgarten received 36,000 Performance Shares (the "Baumgarten Performance Shares") as compensation for services and Stanley Kaplan received 30,000 Performance Shares (the "Stanley Kaplan Performance Shares") for his services as a director. The Baumgarten Performance Shares were repurchased by the Company at the par value thereof in February 1996. The Stanley Kaplan Performance Shares were repurchased by the Company at the par value thereof in April 1996. In June 1996, Mr. Sobel received an additional 36,000 Performance Shares and Lawrence Kaplan received 30,000 Performance Shares, each as compensation for services. All these issuances were exempt from registration pursuant to Section 4(2) of the Securities Act since they were issued solely to members of management and directors.

     (e) In August 1996, the Company completed the Bridge Financing and sold ten investment units. Each unit comprising $50,000 principal amount of the Bridge Notes and 100,000 Bridge Warrants was sold for a purchase price of $50,000. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, specifically, Rule 506 thereof.

     (e) All share amounts described in clauses (a) - (d) above do not take into account the Stock Dividend. The share amounts described in clause (e) above take into account the Stock Dividend.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
 1.1**   Form of Underwriting Agreement
 3.1**   Certificate of Incorporation of Registrant
 3.2**   Certificate of Designation, Preferences and Rights of Series A Convertible Preferred
         Stock
 3.3**   By-laws of Registrant
 4.1**   Specimen common stock certificate
 4.2**   Specimen Warrant certificate
 4.3**   Form of Underwriter's Warrant for the Purchase of Units
 4.4**   Form of Warrant Agreement between the Company and American Stock Transfer Company, as warrant agent
 5.1     Opinion of the Law Offices of David N. Feldman
10.1**   Amended and Restated Employment Agreement, dated as of February 1, 1997, between the
         Registrant and Mitchell Dobies
10.2**   Amended and Restated Employment Agreement, dated as of February 1, 1997, between the
         Registrant and Charles Sobel
10.3**   Letter Agreement between the Registrant and Stanley Kaplan
10.4**   Offer of Stanley Kaplan to resell certain securities to the Registrant
10.5     Letter Agreement between the Registrant and Lawrence Kaplan, as amended to date
10.6**   Termination and Performance Shares Repurchase Agreement, dated February 8, 1996, by and between the Registrant and Ernie Baumgarten
10.7     Factoring Agreement, dated March 17, 1995, between the Registrant and Republic
         Factors Corp. ("Republic"), as amended to date
10.8     Security Agreement, dated March 17, 1995, between the Registrant and Republic
10.9**   1996 Incentive Stock Option Plan of Jenna Lane, Inc.
10.10**  Collective Bargaining Agreement by and between United Production Workers Union Local
         17-18 and the Company, dated June 15, 1996
10.11**  Form of Letter Agreement between the Company and the Underwriter regarding consulting services
10.12**  Form of Registration Rights Agreement between the Company and the Selling
         Warrantholders
10.13**  Form of Selected Dealer Agreement
11.1**   Computation of per share earnings
21.1**   Subsidiaries
23.1     Consent of Edward Isaacs, independent certified public accountants
23.2     Consent of the Law Offices of David N. Feldman (included in Exhibit 5.1)
24.1**   Power of Attorney
27.1**   Financial Data Schedule (submitted electronically only)
99.1     Consent of Jay M. Haft
99.2     Consent of Mitchell Herman
99.3     Consent of Gerald Cohen


---------------
 * To be filed by amendment

** Previously filed

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1)9 or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES

     (a) Index to Financial Statements

                                                                                      PAGE
                                                                                  ------------
Independent Auditors' Report....................................................      F-2
Balance Sheets -- March 31, 1995 and 1996 and December 31, 1996 (Unaudited).....      F-3
Statements of Operations for the Period February 14, 1995 (Inception) to March
  31, 1995 and Year Ended March 31, 1996 and for the Nine Months Ended December
  31, 1995 and 1996 (Unaudited).................................................      F-4
Statements of Shareholders' Equity for the Period February 14, 1995 (Inception)
  to March 31, 1995 and Year Ended March 31, 1996 and for the Nine Months Ended
  December 31, 1996 (Unaudited).................................................      F-5
Statements of Cash Flows for the Period February 14, 1995 (Inception) to March
  31, 1995 and Year Ended March 31, 1996 and for the Nine Months Ended December
  31, 1995 and 1996 (Unaudited).................................................      F-6
Notes to Financial Statements...................................................      F-7

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 14, 1997.


                                          JENNA LANE, INC.

                                          By: /s/ MITCHELL DOBIES

                                            ------------------------------------
                                            Name: Mitchell Dobies
                                            Title: President, Co-Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                TITLE                      DATE
------------------------------------------  -------------------------------  ------------------
           /s/ MITCHELL DOBIES              President, Co-Chief Executive    March 14, 1997
------------------------------------------    Officer and Director
             Mitchell Dobies                  (Principal Executive Officer)

           /s/  CHARLES SOBEL*              Executive Vice President,        March 14, 1997
------------------------------------------    Co-Chief Executive Officer
              Charles Sobel                   and Director

           /s/  JEFFREY MARCUS*             Chief Financial Officer          March 14, 1997
------------------------------------------    (Principal Financial and
              Jeffrey Marcus                  Accounting Officer)


* By Mitchell Dobies, as attorney-in-fact pursuant to power of attorney granted
 September 12, 1996

                                    EXHIBITS


EXHIBIT                                                                                PAGE
NUMBER                                    DESCRIPTION                                 NUMBER
-------   --------------------------------------------------------------------------- -------
 1.1**    Form of Underwriting Agreement.............................................
 3.1**    Certificate of Incorporation of Registrant.................................
 3.2**    Certificate of Designation, Preferences and Rights of Series A Convertible
          Preferred Stock............................................................
 3.3**    By-laws of Registrant......................................................
 4.1**    Specimen common stock certificate..........................................
 4.2**    Specimen Warrant certificate...............................................
 4.3**    Form of Underwriter's Warrant for the Purchase of Units....................
 4.4**    Form of Warrant Agreement between the Company and American Stock Transfer
          Company, as warrant agent..................................................
 5.1      Opinion of the Law Offices of David N. Feldman.............................
10.1**    Amended and Restated Employment Agreement, dated as of February 1, 1997, between the Registrant and Mitchell Dobies.................................
10.2**    Amended and Restated Employment Agreement, dated as of February 1, 1997, between the Registrant and Charles Sobel...................................
10.3**    Letter Agreement between the Registrant and Stanley Kaplan.................
10.4**    Offer of Stanley Kaplan to resell certain securities to the Registrant.....
10.5      Letter Agreement between the Registrant and Lawrence Kaplan, as amended to date.......................................................................
10.6**    Termination and Performance Shares Repurchase Agreement, dated February 8,
          1996, by and between the Registrant and Ernie Baumgarten...................
10.7      Factoring Agreement, dated March 17, 1995, between the Registrant and
          Republic Factors Corp. ("Republic"), as amended to date....................
10.8      Security Agreement, dated March 17, 1995, between the Registrant and
          Republic...................................................................
10.9**    1996 Incentive Stock Option Plan of Jenna Lane, Inc. ......................
10.10**   Collective Bargaining Agreement by and between United Production Workers
          Union Local 17-18 and the Company, dated June 15, 1996.....................
10.11**   Form of Letter Agreement between the Company and the Underwriter regarding consulting services........................................................
10.12**   Form of Registration Rights Agreement between the Company and the Selling
          Warrantholders.............................................................
10.13**   Form of Selected Dealer Agreement..........................................
11.1**    Computation of per share earnings..........................................
21.1**    Sudsidiaries...............................................................
23.1      Consent of Edward Isaacs, independent certified public accountants.........
23.2      Consent of the Law Offices of David N. Feldman (included in Exhibit 5.1)...
24.1**    Power of Attorney..........................................................
27.1**    Financial Data Schedule (submitted electronically only)....................
99.1      Consent of Jay M. Haft.....................................................
99.2      Consent of Mitchell Herman.................................................
99.3      Consent of Gerald Cohen....................................................


---------------
 * To be filed by amendment

** Previously filed